Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of October 1, 2014

among

VAULTLOGIX, LLC,
as Borrower,

THE ENTITIES PARTY HERETO,
as Guarantors,

THE ENTITIES PARTY HERETO,
as Lenders,

and

WHITE OAK GLOBAL ADVISORS, LLC,
as Administrative Agent

SCHEDULES

1.01-A	Schedule of Certain Material Contracts
2.01	Schedule of Lenders; Commitments; Percentage Shares
5.05	Schedule of Certain Litigation
5.08	Schedule of Permitted Uses of Proceeds of Term Loans
5.16	Schedule of Equity Interests Held by Borrower; Equity Interests in Borrower
5.19	Schedule of Certain Labor Issues
6.12	Schedule of Collateral Accounts and Excluded Accounts
7.01	Schedule of Certain Permitted Liens
7.03	Schedule of Certain Permitted Debt
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Compliance Certificate
B	Form of Consolidated Excess Cash Flow Certificate
C	Form of Consolidated Leverage Ratio Certificate
D	Form of Assignment and Assumption

ii

Loan And Security Agreement

This Loan And Security Agreement, dated as of October 1, 2014, is among Vaultlogix, LLC a Delaware limited liability company (“Borrower”), the entities from time to time party hereto as Guarantors, the several entities from time to time party to this Agreement as Lenders and White Oak Global Advisors, LLC, a Delaware limited liability company, as Administrative Agent.

Recitals

WHEREAS Borrower and Guarantors have requested that Lenders make available to Borrower the extensions of credit referenced herein on the terms and conditions contained herein; and

WHEREAS Lenders have agreed severally to make available to Borrower the extensions of credit referenced herein on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Agreement

Article I

Certain Defined Terms; Certain Rules Of Construction

Section 1.01    Certain Defined Terms.

As used herein:

“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible (as that term is defined in the Uniform Commercial Code)).

“Accounts” means, as to any Person, all accounts (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including: (a) all “accounts” (as that term is defined in the Uniform Commercial Code), “payment intangibles” (as that term is defined in the Uniform Commercial Code), other receivables, book debts, all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs, and all other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the Uniform Commercial Code); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights or rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquisition” means the acquisition by Parent Guarantor of all of the outstanding Equity Interests of Borrower, Data Protection and U.S. Data pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Interest Purchase Agreement, dated as of March 19, 2014, by and among Borrower, Data Protection, U.S. Data, London Bay - VL Acquisition Company, LLC, Tier 1 Solutions, Inc. and Parent Guarantor.

“Administrative Agent” means, at any time, the administrative agent for the Lending Parties under each of the Loan Documents (which, initially, shall be White Oak and, thereafter, shall include any successor appointed in accordance with Section 9.06).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Borrower, Guarantors and each other Lending Party.

“Administrative Detail Form” means an administrative detail form in a form supplied by, or otherwise acceptable to, Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders.

“Agreement” means this Loan and Security Agreement.

“Anti-Terrorism Law” means, collectively: (a) the Patriot Act; (b) the Executive Order; (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.); and (d) any similar Law enacted in the United States following the date of this Agreement.

“Applicable Guarantor” has the meaning ascribed thereto in Section 10.14(a).

“Applicable Guarantor Subordinated Debt” has the meaning ascribed thereto in Section 10.14(i).

“Applicable Guarantor Subordinated Debt Payments” has the meaning ascribed thereto in Section 10.14(i).

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“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities, which Person is administered or managed by (a) a Lending Party, (b) an Affiliate of a Lending Party or (c) an entity or an Affiliate of an entity that administers or manages a Lending Party; provided that an “Approved Fund” shall not include any Loan Party or any of its Affiliates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lending Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, substantially in the form attached hereto as Exhibit D.

“Attributable Debt” means, on any date of determination: (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet for Borrower for the Fiscal Year ended December 31, 2013 and the related consolidated statements of income or operations, members’ equity and cash flows for such Fiscal Year, including the notes thereto, together with the opinion issued thereon by the independent accountants that prepared such financial statements.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means an interest rate equal to the sum of: (a) the greater of (i) the LIBOR Index Rate, as adjusted as of each LIBOR Index Adjustment Date and (ii) 1.00% per annum; plus (b) 1100 basis points per annum.

“Books and Records” means, as to any Person, all of such Person’s books and records including ledgers, federal and state tax returns, records regarding such Person’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” has the meaning ascribed thereto in the introductory paragraph hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, San Francisco, California and New York, New York or the city and state where Administrative Agent’s Office is located.

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“Capital Expenditures” means, with respect to any Person, all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of capital leases that is capitalized on the balance sheet of such Person including in connection with a sale-leaseback transaction) by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition: (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be; and (b) an acquisition to the extent made with the proceeds of a Disposition in accordance with Section 7.05(c) shall not constitute a “Capital Expenditure.”

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by: (i) any Lender; and (ii) any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000.00; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of any Lender or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000.00 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“CFC” has the meaning ascribed thereto in the definition of “Excluded Equity” contained herein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary contained herein: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

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“Change of Control” means: (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 20.00% or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) the failure of Borrower to own directly or indirectly, beneficially and of record, 100.00% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each Subsidiary (or such lesser percentage as may be owned, directly or indirectly, as of the Effective Date or the later acquisition thereof), except where such failure occurs as a result of a transaction or circumstance otherwise expressly permitted by the Loan Documents.

“Chattel Paper” means, as to any Person, all chattel paper (as that term is defined in the Uniform Commercial Code), including electronic chattel paper (as that term is defined in the Uniform Commercial Code), now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Claims” means, collectively, any claim or cause of action based upon or arising out of this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all right, title and interest of each Loan Party that is a party hereto, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon all Accounts, Chattel Paper, Collateral Accounts, commercial tort claims, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Permits, Supporting Obligations, Books and Records, and all other assets of such Loan Party and all Proceeds (in whatever form or nature) of the foregoing; provided that, notwithstanding the foregoing, “Collateral” shall not include Excluded Property of any such Loan Party.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance reasonably satisfactory to Administrative Agent.

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“Collateral Accounts” means all commodity accounts, deposit accounts and securities accounts (in each case, as defined in the Uniform Commercial Code) of any Loan Party that is a party hereto other than the Excluded Accounts.

“Collateral Documents” means, collectively: (a) this Agreement; (b) each Control Agreement entered into in connection with this Agreement; (c) each Intellectual Property assignment or security agreement, each in form and substance satisfactory to Administrative Agent, entered into in connection with this Agreement; (d) each Deed of Trust; (e) any security agreement or other document similar to the documents referred to in clauses (a) through (d) of this definition executed on or after the Effective Date pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby; and (f) all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or other comparable Law) against Borrower or any Loan Party that is a party hereto or any other Loan Document as debtor in favor of Administrative Agent, for the benefit of itself and each other Lending Party (or any of the foregoing), as secured party.

“Commitment” means, as to any Lender at any time, its obligation to make a Term Loan to Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01; provided that, following the making by any Lender of its Term Loan on the Effective Date in accordance with the provisions hereof, the Commitment of such Lender shall be zero.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes which are imposed on or measured by net income (however denominated) or which are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; plus (b) Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Consolidated Net Income; plus (c) and all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) all accrued taxes on or measured by income, but in each case only to the extent included in the determination of such Consolidated Net Income; provided that, for purposes of the calculation of Consolidated EBITDA for any period, Consolidated Net Income for such period shall be computed without giving effect to any non-cash extraordinary, non-recurring, transactional or unusual gains that would otherwise be added, or non-cash losses or expenses that would otherwise be deducted, in calculating Consolidated Net Income for such period. These non-cash items include foreign exchange gains and losses, goodwill impairment and change in fair value of derivative liabilities.

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“Consolidated Excess Cash Flow” means, for any period, the amount, if any, by which: (a) Consolidated EBITDA for such period; exceeds (b) the sum for such period of (without duplication): (i) Capital Expenditures actually made in cash by Borrower and its Subsidiaries (net of any insurance proceeds, condemnation awards or proceeds relating to any financing with respect to such expenditures); plus (ii) taxes on or measured by income paid in cash by Borrower and its Subsidiaries; plus (iii)           Restricted Payments paid in cash by Borrower and permitted by Section 7.06(d); plus iv)           Consolidated Interest Expense (exclusive of any debt discount) paid in cash by Borrower and its Subsidiaries; plus (v) scheduled principal payments on account of the Term Loans under Section 2.03(c)(i) and scheduled principal payments on account of capital leases and other Debt (other than Debt outstanding hereunder) of Borrower and its Subsidiaries, but in each of the foregoing cases solely to the extent paid in cash; plus (vi) optional principal payments on account of the Term Loans in accordance with Section 2.03(b); plus (vii) the amount, if any, by which (A) the current assets (exclusive of cash and Cash Equivalents) of Borrower and its Subsidiaries at the end of such period is greater than the current assets (exclusive of cash and Cash Equivalents) of Borrower and its Subsidiaries at the beginning of such period; plus (viii) the amount if any by which (A) the current liabilities (exclusive of the current portion of long term Debt) of Borrower and its Subsidiaries at the end of such period is less than (B) the current liabilities (exclusive of the current portion of long term Debt) of Borrower and its Subsidiaries at the beginning of such period; minus (viii) the amount, if any, by which (A) the current assets (exclusive of cash and Cash Equivalents) of Borrower and its Subsidiaries at the end of such period is less than (B) the current assets (exclusive of cash and Cash Equivalents) of Borrower and its Subsidiaries at the beginning of such period; minus (ix) the amount if any by which (A) the current liabilities (exclusive of the current portion of long term Debt) of Borrower and its Subsidiaries at the end of such period is greater than (B) the current liabilities (exclusive of the current portion of long term Debt) of Borrower and its Subsidiaries at the beginning of such period.

“Consolidated Excess Cash Flow Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Excess Cash Flow Percentage” means: (a) at any time that an Event of Default exists, 100.00%; (b) if the Outstanding Amount of all Obligations is greater than or equal to two times Consolidated EBITDA for the most recently ended Fiscal Quarter, 50.00%; (c) if the Outstanding Amount of all Obligations is less than two times Consolidated EBITDA but greater than or equal to one times Consolidated EBITDA for the most recently ended Fiscal Quarter, 40.00%; and (d) if the Outstanding Amount of all Obligations is less than one times Consolidated EBITDA for the most recently ended Fiscal Quarter, 30.00%.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter for the Fiscal Quarter ending on such date, subject to Security Agreement 1.02(f), the ratio of: (a) the sum for such period of (without duplication): (i) Consolidated EBITDA; plus (ii) operating lease expense for Borrower and its Subsidiaries; minus (iii) all payments in cash for taxes on or measured by income made by Borrower and its Subsidiaries; minus (iv) Capital Expenditures actually made in cash by Borrower and its Subsidiaries (net of any insurance proceeds, condemnation award or proceeds relating to any financing with respect to such expenditures); minus (v) Restricted Payments paid in cash by Borrower; plus (vi) cash on hand at the end of the last day of such Fiscal Quarter; to (b) the sum for such period of: (i) Consolidated Interest Expense; plus (ii) the aggregate amount of mandatory principal prepayments actually made or required to be made on the Term Loans under Section 2.03(c)(i); plus (iii) operating lease expense for Borrower and its Subsidiaries; plus (iv) without duplication, all required principal payments and all principal payments made for future periods made with respect to capital leases and other Debt (other than Debt outstanding hereunder).

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“Consolidated Funded Debt” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication): (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; plus (b) all purchase money Debt; plus (c) all direct obligations arising under letters of credit (whether standby or commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; plus (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); plus (e) all Attributable Debt; plus (f) all Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) of this definition of Persons other than Borrower or any Subsidiary thereof; plus (g) all obligations in respect of Disqualified Equity Interests; plus (h) all Debt of the types referred to in clauses (a) through (g) of this definition of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to Borrower or such Subsidiary; provided that Consolidated Funded Debt shall not include (without duplication): (i) Debt in respect of Swap Contracts; or (ii) obligations to the extent that such obligations are indirect, contingent obligations (other than contingent obligations with respect to the undrawn face amount of letters of credit).

“Consolidated Interest Expense” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets; plus (b) all payments made under interest rate Swap Contracts to the extent not included in clause (a) of this definition; minus (c) all payments received under interest rate Swap Contracts; plus (d) the portion of rent expense under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, subject to Section 1.02(f), the ratio of: (a) Consolidated Funded Debt as of such date; to (b) Consolidated EBITDA for the period consisting: (i) in the case of the Fiscal Quarter ending December 31, 2014, the four consecutive calendar months then ended multiplied by 3.00; (ii) in the case of the Fiscal Quarter ending March 31, 2015, the seven consecutive calendar months then ended multiplied by 1.71; (iii) in the case of the Fiscal Quarter ending June 30, 2015, the ten consecutive calendar months then ended multiplied by 1.20; and (iv) in the case of the end of each Fiscal Quarter ending thereafter, the four consecutive Fiscal Quarters then ended.

“Consolidated Leverage Ratio Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication): (a) any income of any Person if such Person is not a Subsidiary, except that Borrower’s direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Subsidiary thereof as a dividend or other distribution; and (b) net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any Contractual Obligation or Laws applicable to such Subsidiary or by which Subsidiary is bound.

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“Contractual Obligation” means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means (other than when used in the terms “Change of Control” and “Control Agreement”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 5.00% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means any agreement entered into among a depository institution at which a Loan Party that is a party hereto maintains a Collateral Account, such Loan Party and Administrative Agent, pursuant to which Administrative Agent obtains control (within the meaning of the Uniform Commercial Code) over such Collateral Account.

“Copyright License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting the right to use any Copyright or Copyright registration.

“Copyrights” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (b) all proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Credit Extensions” means all of the following: (a) the Term Loans; and (b) all Protective Advances.

“Credit Outstandings” means, as of any date of determination, the then Outstanding Amount of all Credit Extensions (including all PIK Interest) and the Make-Whole Amount (if any is then due and payable as of such date of determination) owing with respect thereto.

“Data Protection” means DATA PROTECTION SERVICES, L.L.C., a Delaware limited liability company.

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“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the swap termination value under all Swap Contracts or hedge contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all capital lease obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest, valued, in the case of a Disqualified Equity Interest that is a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any Debt referred to in the immediately preceding clauses (a) through (g). For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Deed of Trust” means each mortgage or deed of trust or other similar document executed and delivered to Administrative Agent pursuant to the terms hereof or otherwise in connection herewith.

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the sum of: (a) the Base Rate; plus (b) the Supplemental Rate; plus (c) 400.00 basis points per annum.

“Disposition” means the sale, assignment transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto.

“Disqualified Equity Interest” means any Equity Interest of any Person that, by its terms (or by the terms of any Equity Interest or other security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event or circumstance, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the Maturity Date.

“Documents” means, as to any Person, all documents (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Dollar” and “$” mean lawful money of the United States.

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“Due Diligence Certificate” means a due diligence certificate in form acceptable to Administrative Agent.

“Effective Date” means the first date on which all of the conditions precedent in Section 4.01 were satisfied (or waived in accordance with Section 10.01), which date is October 9, 2014.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as IntraLinks On-Demand WorkspacesTM or DXSyndicateTM, that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means any of the following: (a) a Lender; (b) an Affiliate of a Lender; and (c) an Approved Fund.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means all Laws relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means, as to any Person, all equipment (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning ascribed thereto in Section 8.01.

“Event of Loss” means, with respect to any property of any Loan Party, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means, with respect to any Loan Party that is a party hereto: (a) such Loan Party’s payroll accounts; (b) such Loan Party’s pension and pension reserve accounts; and (c) such Loan Party’s employee benefit account(s).

“Excluded Equity” means, any voting Equity Interests of any direct Subsidiary of any Loan Party that is a party hereto that is a controlled foreign corporation (as defined in Section 957 of the Code (a “CFC”)) in excess of 65.00% of the total combined voting power of all classes of stock of such CFC that are entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations issued in connection with the Code), except to the extent that a pledge hereunder of such excess Equity Interests could not reasonably be expected to result in an adverse tax consequence to such Loan Party.

“Excluded Property” means collectively, all right, title and interest of each Loan Party that is a party hereto, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon:

(a)          all Excluded Equity;

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(b)         any rights or interest in any contract, lease, Permit, license, charter or license agreement covering real or personal property of any Loan Party that is a party hereto if, under the terms of such contract, lease, Permit, license, charter or license agreement, or applicable Laws with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, Permit, license, charter or license agreement, except, in each of the foregoing cases, (i) any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable Laws, or (ii) any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition or restriction on the pledge of such asset;

(c)         any property now owned or hereafter acquired by any Loan Party that is a party hereto that is subject to a purchase money Lien or a capital lease permitted hereunder if the contractual obligation pursuant to which such Lien is granted (or the documentation providing for such purchase money Lien or capital lease) validly prohibits the creation by such Loan Party of a Lien thereon or expressly requires the consent of any Person other than Borrower and its Affiliates which consent has not been obtained as a condition to the creation of any other Lien on such property;

(d)        any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(e)         all Excluded Accounts and all amounts deposited therein or credited thereto except to the extent any such amounts were deposited therein or credited thereto other than for the purposes for which such Excluded Accounts were established;

(f)          all interests in real property other than fee interests in real property having a fair market value in excess of $1,000,000.00; and

(g)         vehicles and other goods subject to a certificate of title;

provided that: (i) “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property); and (ii) if any assets constitute “Excluded Property” as a result of the failure of the applicable Loan Party that is a party hereto to obtain consent as described in clauses (b) and (c) of this definition, such Loan Party shall use commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Excluded Property.”

“Excluded Taxes” means, with respect to Administrative Agent, any other Lending Party or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Loan Party hereunder or under any Loan Document: (a) Taxes on or measured by overall net income (however denominated), franchise Taxes and branch profits taxes, in each case (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) which are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Person with respect to an applicable interest in the Term Loans or its Commitment pursuant to a Law in effect on the date on which (i) such Person acquires such interest in the Terms Loans or its Commitment or (ii) such Person changes its Lending Office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its Lending Office; (c) Taxes attributable to such Person’s failure to comply with Section 2.08(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Existing Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(j).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth of 1.00%) charged to major money center banks on such day on such transactions as determined by Administrative Agent.

“Fiscal Month” means, as of any date of determination with respect to Borrower or any Subsidiary thereof, each calendar month occurring during each Fiscal Year.

“Fiscal Quarter” means, as of any date of determination with respect to Borrower or any Subsidiary thereof, each calendar quarter occurring during each Fiscal Year.

“Fiscal Year” means, as of any date of determination with respect to Borrower or any Subsidiary thereof, the fiscal year of Borrower, which ends on December 31 of each calendar year.

“Foreign Lender” means any Lender that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

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“General Intangibles” means, as to any Person, all general intangibles (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all right, title and interest that such Person may now or hereafter have under any contract, all payment intangibles (as that term is defined in the Uniform Commercial Code), customer lists, licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, databases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses-in-action, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for Equity Interests and other Investment Property, and rights of indemnification.

“Goods” means, as to any Person, all goods (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including embedded software to the extent included in goods (as that term is defined in the Uniform Commercial Code) and fixtures (as that term is defined in the Uniform Commercial Code).

“Goodwill” means, as to any Person, all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, whether direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(a).

“Guarantors” means, collectively: (a) Parent Guarantor and each Applicable Guarantor party to this Agreement on the date hereof; and (b) each other Person who, on or following the date hereof pursuant to the terms of any Loan Document, has executed or is required to execute: (i) as a guarantor, a Guaranty of all or any portion of the Obligations; or (ii) as a pledgor, a third party pledge agreement (or similar document) in favor of Administrative Agent or the Lending Parties with respect to all or any portion of the Obligations.

“Guaranty” means any guaranty or third party pledge agreement (or similar document), in form and substance satisfactory to Administrative Agent, made by a Person for the benefit of the Lending Parties or Administrative Agent on behalf of the Lending Parties and includes the guaranty set forth in Section 10.14.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Loan Party, all liabilities of such Person under Swap Contracts entered into with any Lender or an Affiliate of any Lender in connection with all or any portion of the Term Loans; provided that such liabilities under any Swap Contract with an Affiliate of a Lender shall not constitute “Hedging Obligations” hereunder unless and until such liabilities are certified as such in writing to Administrative Agent by Borrower and such Affiliate of a Lender.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitees” means, collectively, each Lending Party and each Related Party of any of the foregoing Persons.

“Information” has the meaning ascribed thereto in Section 10.07.

“Instrument” means, as to any Person, all instruments (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means, as to any Person, all Copyrights, Licenses, Patents, Trademarks, inventions, designs, trade secrets and customers lists now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

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“Interest Payment Date” means: (a) the first Business Day of each Fiscal Month during the term hereof commencing with the first Business Day of the Fiscal Month ending October 31, 2014; and (b) the Maturity Date.

“Inventory” means, as to any Person, all inventory (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of capital stock or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Property” means, as to any Person, all investment property (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement (in form and substance satisfactory to Administrative Agent) entered into by a Subsidiary of Borrower on or following the date hereof to join in the Guaranty set forth in Section 10.14.

“Laws” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, authorities, guidelines, regulations, ordinances, codes and administrative or judicial precedents or judgments, orders, decrees, permits and other governmental restrictions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, concessions, grants, franchises and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means, initially, each Person designated on Schedule 2.01 as a “Lender” and, thereafter, each Person holding a Commitment or a Term Loan.

“Lending Office” means, as to any Lender, the office of such Lender described as such in such Lender’s Administrative Detail Form, or such other office or offices as a Lender may from time to time notify Borrower and Lending Parties.

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“Lending Parties” means, collectively, Administrative Agent and Lenders.

“Letter-of-Credit Rights” means, as to any Person, all letter-of-credit rights (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance thereunder.

“LIBOR Index Adjustment Date” means the Effective Date and the first Business Day of each calendar month as long as any Obligations remain outstanding.

“LIBOR Index Rate” means, as of any LIBOR Index Adjustment Date, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to three months, which appears on the LIBOR01 Page on the LIBOR Index Adjustment Date. For purposes hereof, “LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Licenses” means, as to any Person, all Copyright Licenses, Patent Licenses, Trademark Licenses or other licenses of rights or interests now held or hereafter acquired by such Person.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Loan Documents” means, collectively, the Agreement, each Note, each Guaranty, each Collateral Document, the Parent Guarantor Revolving Lender Intercreditor Agreement, all subordination agreements respecting other Permitted Subordinated Debt (if any) and all other present or future documents entered into by any Loan Party for the benefit of Lending Parties (or any of them), in connection with this Agreement.

“Loan Parties” means, collectively, Borrower and all Guarantors.

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“Make-Whole Amount” means in connection with any prepayment or repayment of all or any portion of the Outstanding Amount of the Term Loans: (a) if an Event of Default does not then exist and such prepayment is made: (i) on or after the Effective Date but on or prior to the first anniversary of the Effective Date, three percent of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid; (ii) after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, two percent of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid; or (iii) after the second anniversary of the Effective Date but prior to the Maturity Date, one percent of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid; or (b) if a Default then exists, three percent of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid; provided that, notwithstanding the foregoing, following the date (if at all) on which Administrative Agent releases its Liens on all assets of Parent Guarantor (other than those assets of Parent Guarantor the subject of the Parent Guarantor Pledge Agreement) in accordance with Section 2.12, in connection with any one or more prepayments or repayments of all or any portion of the Outstanding Amount of the Term Loans made by Borrower (but only if an Event of Default does not then exist) until the earlier to occur of (i) the Specified Consolidated Leverage Ratio as of the end of any such Fiscal Month being equal to or less than 2.50 to 1.00 and (ii) at the end of any Fiscal Month ending on or after August 31, 2015, the average monthly recurring revenue of Borrower and its Subsidiaries, on a consolidated basis, for the period commencing on January 1, 2015 and ending on the last day of such Fiscal Month being equal to or greater than $950,000.00, the “Make-Whole Amount” shall be seven percent of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid.

“Material Adverse Effect” means any of the following: (a) a material adverse change in or a material adverse effect upon (in either case, irrespective of whether occurring as a result of a specific event or circumstance or otherwise) the business, financial condition or results of operations of either: (i) Borrower; or (ii) Borrower and the other Loan Parties taken as a whole; (b) a material impairment (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) of the ability of either Borrower or the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) except if caused by actions or inactions of any Lending Party, a material adverse effect (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either: (A) Borrower; or (B) the Loan Parties taken as a whole; or (ii)           the rights and remedies of Administrative Agent or any other Lending Party under or in respect of any Loan Document.

“Material Contract” means, with respect to Borrower and its Subsidiaries: (a) each contract or agreement listed on Schedule 1.01-A; (b) each other contract or agreement, or series of contracts or agreements (irrespective of whether related to the same subject matter), to which Borrower or any of its Subsidiaries is a party involving aggregate consideration under all such contract(s) and agreement(s) payable to Borrower or any of its Subsidiaries by a specific Person or such Person’s Affiliates, or by Borrower or any of its Subsidiaries to a specific Person or such Person’s Affiliates, of $300,000.00 or more in any calendar year; and (c) any other contract or agreement the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means, subject to the provisions hereof, October 9, 2017.

“Maximum Rate” means, at any time, the maximum rate of non-usurious interest permitted by applicable Laws.

“Money Laundering Laws” means, collectively: (a) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959); and (b) the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority.

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“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negotiable Collateral” means all now owned and hereafter acquired right, title, and interest of each Loan Party that is a party hereto with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, documents of title, and Chattel Paper (including electronic Chattel Paper and tangible Chattel Paper), and all supporting obligations in respect of any of the foregoing.

“Net Proceeds” means, in respect of any Disposition or Event of Loss, the proceeds in cash or Cash Equivalents received by Borrower or any Subsidiary thereof with respect to or on account of such Disposition or Event of Loss, net of: (a) in the case of a Disposition, the direct costs of such Disposition then payable by the recipient of such proceeds, or, in the case of an Event of Loss, the direct costs of collecting insurance or other proceeds, in each case excluding amounts payable to Borrower or any Affiliate of Borrower; (b) sales and use taxes paid or payable by such recipient as a result thereof; and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Permitted Lien on the properties subject to such Disposition.

“Note” means each promissory note (if any) executed and delivered by Borrower in favor of a Lender evidencing that portion of the Term Loans owed to such Lender, such note being in form and substance acceptable to Administrative Agent.

“Obligations” means, collectively, all advances, debts, liabilities, obligations, covenants and duties of each Loan Party to any Lending Party, in each of the foregoing cases, under or in respect of any Loan Document, whether with respect to the Term Loans, any Make-Whole Amount, Swap Contracts or otherwise (including all Hedging Obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Department of Treasury’s Office of Foreign Assets Control and any successor thereto.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

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“Other Connection Taxes” means, with respect to Administrative Agent, any other Lending Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to any Term Loans or Protective Advances on any date, the aggregate outstanding principal amount thereof (including all PIK Interest) after giving effect to prepayments or repayments of such Term Loans occurring on such date or the making, or prepayments or repayments, of Protective Advances, as the case may be, occurring on such date.

“paid in full” or “repaid in full” (or any variation thereof, such as “payment in full” or “repayment in full”) means, with respect to any Obligations, the indefeasible payment in full of such Obligations in cash (or otherwise to the written satisfaction, in such holder’s discretion, of the holder thereof), and, in the event any such Obligations are paid over time or modified pursuant to section 1129 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law), shall further mean that the holder thereof shall have received the final payment due on account of such Obligations. For purposes of the foregoing, the “holder” of any applicable Obligations shall be deemed to be the Person entitled to receipt of payment thereof. Notwithstanding the foregoing, the Obligations shall not be deemed to have been “paid in full” until all Commitments have expired or been terminated.

“Parent Guarantor” means INTERCLOUD SYSTEMS, INC., a Delaware corporation.

“Parent Guarantor Revolving Credit Facility” has the meaning ascribed thereto in the definition of “Parent Guarantor Revolving Lender” contained herein.

“Parent Guarantor Revolving Lender” means any Person who extends credit to Parent Guarantor under a revolving credit facility (any such facility, the “Parent Guarantor Revolving Credit Facility”) secured, subject to the effect of Section 13(c)(ii) of the Guaranty entered into by the Parent Guarantor, solely by the Accounts of Parent Guarantor and the Proceeds thereof.

“Parent Guarantor Revolving Lender Intercreditor Agreement” means an intercreditor agreement, in form and substance satisfactory to Administrative Agent (in the exercise of its reasonable credit discretion), entered into between Parent Guarantor Revolving Lender and Administrative Agent, and acknowledged by Parent Guarantor, and containing, among other provisions, a standstill period (to be mutually agreed upon by Parent Guarantor Revolving Lender and Administrative Agent, each acting reasonably) during which Administrative Agent, following the occurrence of an Event of Default, forbears from exercising remedies against Parent Guarantor to enable Parent Guarantor Revolving Lender to collect on the Accounts of Parent Guarantor outstanding at the time of the occurrence of such Event of Default and, if applicable, for Parent Guarantor to finish any work in progress for its customers.

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“Parent Guarantor Pledge Agreement” means a pledge agreement, in form and substance satisfactory to Administrative Agent, dated as of the Effective Date, between Guarantor and Administrative Agent, pursuant to which, subject to Section 2.12(a), Parent Guarantor grants and pledges to Administrative Agent a Lien upon all of the Equity Interests held by Parent Guarantor in all of its Subsidiaries and all Proceeds thereof.

“Parent Guarantor Security Agreement” means a security agreement, in form and substance satisfactory to Administrative Agent, dated as of the Effective Date, between Parent Guarantor and Administrative Agent, pursuant to which Parent Guarantor grants and pledges to Administrative Agent a Lien upon all of Parent Guarantor’s “Collateral” (as if Parent Guarantor were a party hereto).

“Participant” has the meaning ascribed thereto in Section 10.06(d).

“Participant Register” has the meaning ascribed thereto in Section 10.06(d).

“Patent License” means, as to any Person, all rights under any written agreement now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right with respect to any invention on which a Patent is in existence.

“Patents” means, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage Share” means, as to any Lender, subject to the terms hereof, the percentage (expressed as a decimal carried out to the second decimal place) of: (a) on or prior to the Effective Date, the Aggregate Commitments represented by such Lender’s Commitment; and (b) following the Effective Date, so long as any Term Loans or Protective Advances are outstanding, the Credit Outstandings represented by the Credit Outstandings owing to such Lender. The initial Percentage Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

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“Permit” means any permit, approval, authorization, certification, license, variance, accreditation or permission required from a Governmental Authority under an applicable Law or any accrediting organization.

“Permitted Liens” has the meaning ascribed thereto in Section 7.01.

“Permitted Subordinated Debt” means, collectively, any Debt which has been subordinated to the Obligations on terms and conditions, and pursuant to documents, satisfactory to Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means any Supplemental Interest that has been added to the outstanding principal balance of the Term Loans in accordance with Section 2.02(b).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Proceeds” means proceeds (as that term is defined in the Uniform Commercial Code).

“Protective Advances” has the meaning ascribed thereto in Section 8.02(c).

“Public Lender” has the meaning ascribed thereto in Section 10.02(b)(ii).

“Register” means a register complying with the requirements of Section 163(f) of the Code for the recordation of the names and addresses of Lenders and, as applicable, the Commitments of, and Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time, and the principal amount of (and interest on) Lenders’ interests in the Term Loans and other Obligations.

“Related Business” means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of Borrower and its Subsidiaries on the Effective Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, and specifically includes, in the case of the Lending Parties, White Oak in its capacity as Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means Lenders holding in excess of 50.01% of the Aggregate Commitments or, if the Aggregate Commitments have terminated, Lenders holding in excess of 50.01% of the Credit Outstandings; provided that, if there are two or more Lenders, then “Required Lenders” must include more than one Lender.

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“Responsible Officer” means: (a) (i) with respect to Borrower or any of its Subsidiaries in connection with any request for any Term Loan, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivered by Borrower or any of its Subsidiaries hereunder or under any other Loan Document, the chief financial officer, treasurer or controller of such Person or of the managing member or manager of such Person; and (ii) otherwise, with respect to any Loan Party that is not a natural person, the chief executive officer, president, chief financial officer, treasurer or controller of such Person or of the managing member or manager of such Person; and (b) with respect to any Loan Party who is a natural person, such natural person.

“Restricted Party” means any Person listed: (a) in the Annex to the Executive Order; (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; (c) in any successor list to either of the foregoing; (d) any Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (e) any Person designated as the target of any Sanctions.

“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (e) any management, servicing or other similar fees payable to any Loan Party or any Affiliate thereof; and (f) any other transaction that has a similar effect as clauses (a) through (e) of this definition.

“Sanctions” means any sanctions administered or enforced by the OFAC, the United Nations Security Council or any other relevant sanctions authority.

“Software” means, as to any Person, all software (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, as to any Person at any time of determination, that: (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of any similar state Law applicable to such Person or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

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“Specified Amount” has the meaning ascribed thereto in Section 6.02(i).

“Specified Cure Amount” has the meaning ascribed thereto in Section 6.02(i).

“Specified Consolidated Leverage Ratio” means, as of any date of determination, subject to Section 1.02(f), the ratio of: (a) Consolidated Funded Debt as of such date; to (b) Consolidated EBITDA for the period consisting of the four consecutive Fiscal Quarters then ended.

“Specified Date” has the meaning ascribed thereto in Section 6.19(a).

“Specified Letter-of-Credit” has the meaning ascribed thereto in Section 6.19(a)(iv).

“Specified Materials” means, collectively, all materials or information provided by or on behalf of any Loan Party, as well as all documents and other written materials relating to the Loan Parties (or any of them) or their respective Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Subsidiary” of a Person means any other Person of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supplemental Base Rate” means an interest rate equal to 2.00% per annum.

“Supplemental Interest” means interest on any of the Term Loans pursuant to Section 2.02(a)(ii); provided that Supplemental Interest shall not include any such interest to the extent it has become PIK Interest.

“Supporting Obligations” means all supporting obligations (as that term is defined in the Uniform Commercial Code), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

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“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” has the meaning ascribed thereto in Section 2.01.

“Threshold Amount” means $300,000.00.

“Trademark License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right to use any Trademark or Trademark registration.

“Trademarks” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all Goodwill associated with or symbolized by any of the foregoing.

“Unasserted Obligations” means, at any time, Obligations consisting of obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Debt) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

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“U.S. Data” means U.S. DATA SECURITY ACQUISITION, LLC, a Delaware limited liability company.

“U.S. Tax Compliance Certificate” has the meaning ascribed thereto in Section 2.08(g)(ii)(B)(3).

“White Oak” means WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company.

“Withholding Agent” means any Loan Party and Administrative Agent.

Section 1.02    Certain Rules Of Construction.

(a)          General Rules.

(i)      Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii)     The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)    The word “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(iv)    The words “include” and “including” are not limiting and, unless the context otherwise clearly requires, the word “or” is not exclusive.

(v)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(vi)    Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(vii)    Unless the context otherwise clearly requires: (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (D) or unless prohibited by the terms of any Loan Document, references to any Person shall be deemed to include such Person’s successors and assigns.

(b)          Time References. Unless the context otherwise clearly requires, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

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(c)          Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)          Cumulative Nature of Certain Provisions. This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(e)          No Construction Against Any Party. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties, Administrative Agent and the other Lending Parties and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or any other Lending Party merely because of the involvement of any or all of the preceding Persons in their preparation.

(f)           GAAP. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, Lending Parties and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide or cause to be provided to Administrative Agent and the other Lending Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Debt at the fair value thereof.

(g)           Rounding. Any financial ratios required to be maintained by the Loan Parties or any of them pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding-up if there is no nearest number).

(h)           Documents Executed by Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

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Article II

Credit Extensions

Section 2.01    Term Loans.

(a)           Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan to Borrower (each such loan, a “Term Loan”) on the Effective Date in the amount of such Lender’s Commitment.

(b)           Notwithstanding anything to the contrary contained in this Section 2.01, Lenders will not be required and shall have no obligation to make any advances hereunder if a Default then exists or would result by virtue of the making thereof. No Credit Extension (or any portion thereof) that has been repaid or prepaid may be reborrowed. Notwithstanding anything to the contrary contained herein, in no event shall Lenders be obligated to make to Borrower, or Borrower be entitled to borrow or receive from Lenders, any loans, advances or extensions of credit hereunder other than the Term Loans.

Section 2.02     Interest.

(a)           Interest. Subject to the provisions hereof (including Section 2.02(d)):

(i)           the outstanding principal balance of each Term Loan (which, for purposes of this Section 2.02(a)(i), shall include all PIK Interest) shall bear interest from the date advanced until such Term Loan is repaid in full at an annual rate of interest equal to the Base Rate, payable in cash;

(ii)           the outstanding principal balance of each Term Loan (which, for purposes of this Section 2.02(a)(ii) shall include all PIK Interest not paid in cash) shall bear interest from the date advanced until such Term Loan is repaid in full at an annual rate of interest equal to the Supplemental Base Rate, payable in cash or by the addition of such interest to the outstanding principal balance of such Term Loan in accordance with Section 2.02(b).

(b)          PIK Interest. Subject to the provisions hereof, so long as no Event of Default then exists and, unless Borrower shall otherwise have elected, all Supplemental Interest on the Term Loans that is otherwise payable on an Interest Payment Date shall automatically and without further action be added to the outstanding principal balance of the Term Loans effective on each Interest Payment Date and on the Maturity Date.

(c)           Payment Dates. Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law. Subject to the provisions hereof, Borrower shall pay accrued and unpaid interest under Section 2.02(a) to Administrative Agent, on behalf of Lenders, for delivery to Lenders as follows: (i) subject to Section 2.02(b), on a calendar month basis in arrears on each Interest Payment Date; (ii) upon payment or prepayment of the principal balance of the Term Loans or any portion thereof, on the amount so paid or prepaid; and (iii) on the Maturity Date.

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(d)           Default Rate. Notwithstanding anything to the contrary contained in Section 2.02(a), at any time that an Event of Default exists, then, unless Required Lenders otherwise agree and without affecting any of Administrative Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, all (or, in the sole discretion of Required Lenders any portion) of the Obligations shall bear interest at the Default Rate, such interest to be payable in cash upon demand therefor by Administrative Agent.

(e)           Compounding. Subject to the other provisions of this Section 2.02, without affecting any of Administrative Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, all interest (including interest at the Default Rate) on the Term Loans that is not paid when due shall be added to the Outstanding Amount thereof and thereafter bear interest at the rate then applicable to the Outstanding Amount of the Term Loans.

Section 2.03 Payment and Prepayments of Principal.

Subject to the provisions hereof:

(a)           Payment on Maturity Date. Borrower shall repay in full the Credit Outstandings and all other Obligations on the Maturity Date.

(b)           Voluntary Prepayments. Borrower may voluntarily prepay the Outstanding Amount of the Term Loans, in an amount not less than $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof (or, if less, the entire Outstanding Amount of the Term Loans), upon not less than ten days prior irrevocable written notice to Administrative Agent. In connection with any such voluntary prepayment, Borrower shall pay the sum of: (i) the Outstanding Amount of the Term Loans being paid or prepaid; plus (ii) the applicable Make-Whole Amount; plus (iii) except in connection with any prepayment or repayment made as contemplated by the proviso to the definition of “Make-Whole Amount” contained herein, interest (at the rate then applicable to the Term Loans) on the amounts in the immediately preceding clause (i) through and including the later of the date that is eighteen months after the Effective Date and the date of repayment or prepayment. In connection with any such voluntary prepayment of the Term Loans, Borrower acknowledges that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrower agrees that the applicable Make-Whole Amount payable in connection with any such voluntary prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrower fails to pay the applicable Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

(c)           Mandatory Prepayments.

(i)        Borrower shall prepay the Outstanding Amount of the Term Loans on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2014 and continuing on the last day of each Fiscal Quarter occurring thereafter through and including the last such date occurring immediately prior to the Maturity Date, in an amount equal to $500,000.00. Any prepayment of the Term Loans pursuant to this Section 2.03(c)(i) shall be accompanied by the payment of all accrued and unpaid interest on the amount of such prepayment through to the date of prepayment; provided that, subject to the other provisions hereof, in connection with any such prepayment, Borrower shall not be required to pay the applicable Make-Whole Amount.

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(ii)     In the event that Net Proceeds resulting from any (A) Event of Loss or (B) Disposition or series of Dispositions by Borrower or any Subsidiary thereof undertaken pursuant to Section 7.05(a) or Section 7.05(i), within any Fiscal Year exceed, in the aggregate, the Threshold Amount, Borrower shall prepay the Term Loan in an amount equal to the sum of: (1) 100.00% of such Net Proceeds that so exceed the Threshold Amount in such Fiscal Year plus (2) if such Net Proceeds result from a Disposition, the applicable Make-Whole Amount that would apply if such Net Proceeds were used by Borrower to make a voluntary prepayment of the Term Loan pursuant to Section 2.03(b); provided that, unless a Default then exists, no prepayment otherwise required pursuant to this Section 2.03(c)(ii) shall be required if any such Net Proceeds are used within ninety days of the receipt thereof by Borrower or any Subsidiary thereof to purchase the same or similar property or to restore the property affected by such Event of Loss.

(iii)      On the forty-fifth day following the end of each Fiscal Quarter so long as any Obligations (other than Unasserted Obligations) remain outstanding, commencing with the Fiscal Quarter ending March 31, 2015, Borrower shall prepay the outstanding principal balance of the Term Loans in an amount equal to the Consolidated Excess Cash Flow Percentage of the Consolidated Excess Cash Flow for the Fiscal Quarter most recently ended (as calculated based on the financial information contained in Borrower’s financial statements delivered pursuant to Section 6.01(b) and the Consolidated Excess Cash Flow Certificate delivered pursuant to Section 6.01(e)) but in no event more than the Outstanding Amount of all of the Term Loans. Any prepayment of the Term Loans pursuant to this Section 2.03(c)(iii) shall be accompanied by the payment of all accrued and unpaid interest on the amount of such prepayment through to the date of prepayment; provided that, subject to the other provisions hereof, in connection with any such prepayment, Borrower shall not be required to pay any otherwise applicable Make-Whole Amount.

(d)          Payments Under Certain Circumstances. Notwithstanding anything to the contrary contained herein, at any time that an Event of Default exists (whether by virtue of the Obligations (other than Unasserted Obligations) not being paid in full on the Maturity Date or as a result of the acceleration of the Obligations in accordance with the provisions thereof), in connection with any payment or prepayment of the Term Loans by Borrower, Borrower agrees that (without notice or demand of any kind from any Lending Party, such notice and demand being hereby expressly waived) Borrower shall be required to pay and shall pay the sum of: (i) the Outstanding Amount of the Term Loans being paid or prepaid; plus (ii) the applicable Make-Whole Amount; plus (iii) interest (at the rate then applicable to the Term Loans) on the amounts in the immediately preceding clause (i) through and including the later of the date that is eighteen months after the Effective Date and the date of repayment or prepayment. In connection with any such payment or prepayment of the Term Loans, Borrower acknowledges that such payment or prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrower agrees that the applicable Make-Whole Amount payable in connection with any such payment or prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrower fails to pay the applicable Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

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Section 2.04           Certain Fees.

(a)          Certain Fees. Borrower shall pay to Administrative Agent, for the account of Lenders, in accordance with their Percentage Shares, on the Effective Date, a fee equal to 2.00% of the aggregate original principal amount of the Term Loans, such fee shall be fully earned when due and, once paid, shall be non-refundable for any reason whatsoever.

(b)          Other Fees. On the Effective Date and, thereafter on each anniversary of the Effective Date (other than the Maturity Date) so long as any Obligations remain outstanding, Borrower shall pay to Administrative Agent an annual loan servicing and administration fee equal to $75,000.00; each installment of such fee shall be fully earned when due and, once paid, shall be non-refundable for any reason whatsoever.

Section 2.05           Brokers and Financial Advisors.

In connection with the transactions contemplated hereby (including the making of the Term Loan), Borrower has not engaged any advisors (financial or otherwise), brokers or arrangers, other than legal advisors. Borrower hereby agrees to pay, and hereby indemnifies each Indemnitee from and against, all fees, costs and expenses of any advisors (financial or otherwise), brokers or arrangers engaged by or on behalf of Borrower in connection with the transactions contemplated hereby (including the making of the Term Loans).

Section 2.06           Manner of Payments.

(a)          Invoices. Administrative Agent agrees to endeavor to provide Borrower with an invoice setting forth the Outstanding Amount of the Term Loans and stating the amount of interest due on any Interest Payment Date in reasonable detail, not later than five days prior to such Interest Payment Date; provided that: (i) Administrative Agent shall have no liability for failing to do so; and (ii) any failure by Administrative Agent to provide any such invoice shall not affect Borrower’s (or any other Loan Party’s) obligation to pay when due any amounts owing hereunder in accordance with the provisions hereof.

(b)          Payments on Business Days. If any payment hereunder becomes due and payable on a day (including an Interest Payment Date) that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest and fees shall continue to accrue during the period of any such extension.

(c)          Computations. All interest and fees owing hereunder shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed.

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(d)          Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

Section 2.07           Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)        subject any Lending Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes contained herein and (C) Connection Income Taxes) on any Credit Extension made by it, its Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement the Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Person of making, converting to, continuing or maintaining any Term Loan or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lending Party, Borrower shall pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.07, as well as the basis for determining such amount or amounts, and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07 for any reductions suffered more than six months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to in this subsection (d) shall be extended to include the period of retroactive effect thereof).

(e)           Survival. All obligations of each Loan Party under this Section 2.07 shall survive termination of the Aggregate Commitments and the payment in full of all other Obligations.

Section 2.08           Payments Free of Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party that is a party hereto under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08), the applicable Lending Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by Borrower. Each Loan Party that is a party hereto shall timely pay to the relevant Governmental Authority in accord ance with applicable Laws, or, at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by Borrower. Each Loan Party that is a party hereto shall jointly and severally indemnify Administrative Agent and each other Lending Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to the amounts payable under this Section 2.08) payable or paid by such Lending Party or required to be withheld or deducted from a payment to such Lending Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by any Lending Party (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lending Party, shall be conclusive absent manifest error.

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(d)           Indemnification by Lenders. Each Lender hereby agrees to severally indemnify Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 2.08(d).

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party that is a party hereto to a Governmental Authority pursuant to this Section 2.08, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)         Status of Lenders.

(i)          Any Lender which is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 2.08(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if, in such Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing:

            (A)        any Lender that is not a Foreign Lender shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

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            (B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when prescribed under applicable Law or upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest (including original issue discount) under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” or any other applicable article of such tax treaty;

(2)         properly completed and duly executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a U.S. Tax compliance certificate in form and substance reasonably satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”) and (II) properly completed and duly executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable; or

(4)         to the extent a Foreign Lender is not the beneficial owner of any payment to it hereunder or under any Loan Document, properly completed and duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner of such payment, as applicable; provided that, if the Foreign Lender is a partnership for U.S. tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance acceptable to Administrative Agent on behalf of each such direct and indirect partner;

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            (C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when prescribed under applicable Law or upon the reasonable request of Borrower or Administrative Agent), properly completed and duly executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, properly completed and duly executed, together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

            (D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. Administrative Agent shall be required to comply with the provisions of this Section 2.08 as though it were, and to the same extent as, a Lender.

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(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party related to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)         Survival. All obligations of each Loan Party that is a party hereto under this Section 2.08 shall survive termination of the Aggregate Commitments and the payment in full of all other Obligations.

Section 2.09           Sharing of Payments.

If any Lender shall, by exercising any right of setoff, recoupment or counterclaim or otherwise, obtain payment in respect of any Credit Outstandings or accrued and unpaid interest thereon resulting in such Lender receiving payment of a proportion of the Credit Outstandings or accrued and unpaid interest thereon greater than its Percentage Share (or other applicable share) thereof as provided herein, then such Lender receiving such greater proportion shall: (a) notify Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in that portion of the Credit Outstandings or accrued and unpaid interest thereon held by the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Percentage Shares thereof; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.09 shall not be construed to apply to: (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Credit Outstandings held by it to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 2.09 shall apply).

Each Loan Party that is a party hereto consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may, except to the extent otherwise specified in such Lender’s participation agreement, exercise against such Loan Party rights of setoff, recoupment and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

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Section 2.10	Payments Generally; Right of Administrative Agent to Make Deductions Automatically.

(a)           Payments Generally.

(i)           All payments to be made by any Loan Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its applicable Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(ii)          Borrower hereby authorizes Administrative Agent: (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from any account of Borrower maintained with Administrative Agent; and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Administrative Agent (if any). Administrative Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.10(a)(ii) showing in reasonable detail the amounts of such deduction. Each Lender agrees to reimburse Borrower based on its applicable Percentage Share for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)           Clawback Rights.

(i)           Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of the making of the Term Loans that such Lender will not make available to Administrative Agent such Lender’s share thereof, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Term Loans available to Administrative Agent, then the applicable Lender, on the one hand, and Borrower, on the other hand, each severally agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to Borrower to the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the Federal Funds Rate; and (B) in the case of a payment to be made by Borrower, the interest rate applicable to the Term Loans. Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If, prior to the making of any such demand by Administrative Agent, such Lender pays its share of the Term Loans to Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included within all Term Loans. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent. Any payment made hereunder shall not be treated as a voluntary prepayment subject to the requirements of Section 2.03(b).

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(ii)           Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder to Administrative Agent for the account of Lenders that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the Federal Funds Rate. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Term Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of Lenders hereunder to make Term Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Term Loans or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loans or to make its payments under Section 10.04(c).

(e)           Funding Sources. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

Section 2.11           Replacement Of Lenders.

(a)           If any Lender requests compensation under Section 2.07 or 2.08, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.07 or 2.08, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)           If any Lender requests compensation under Section 2.07, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.07 or 2.08) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 2.08, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.12           Agreement by Administrative Agent and Lenders.

Administrative Agent (on behalf of itself and Lenders) hereby agrees that:

(a)           if, on December 31, 2014, no Event of Default then exists (and, without limiting the generality of the foregoing, Borrower has demonstrated, based upon the financial statements delivered by Borrower pursuant to Section 6.01(c) for the Fiscal Month ending December 31, 2014, to the satisfaction of Administrative Agent (acting reasonably) that it was in compliance with Section 6.13 on and as of December 31, 2014, then Administrative Agent shall promptly release all of its Liens on all assets of Parent Guarantor other than those Liens arising under the Parent Guarantor Pledge Agreement in, to and upon all Equity Interests of Borrower, DPS and U.S. Data held by Parent Guarantor; provided that, notwithstanding the foregoing, no such release of Liens shall release, terminate, amend, modify or otherwise affect the obligations of Parent Guarantor under its Guaranty or under the Parent Guarantor Pledge Agreement;

(b)           in connection with Parent Guarantor entering into the Parent Guarantor Revolving Credit Facility, Administrative Agent hereby agrees to enter into the Parent Guarantor Revolving Lender Intercreditor Agreement, pursuant to which: (i) Administrative Agent will acknowledge and agree in favor of Parent Guarantor Revolving Lender that, so long as any Debt of Parent Guarantor is owing to Parent Guarantor Revolving Lender or the commitment(s) of Parent Guarantor Revolving Lender to provide financing still exist(s), Administrative Agent will not have and will not obtain a Lien on the Accounts (and the Proceeds thereof) of Parent Guarantor; and (ii) Parent Guarantor Revolving Lender will acknowledge and agree in favor of Administrative Agent that, until all Obligations (other than Unasserted Obligations) have been paid in full, Parent Guarantor Revolving Lender will not have and will not obtain a Lien on any assets of Parent Guarantor in contravention of Section 13(c)(ii) of the Guaranty entered into by Parent Guarantor;

(c)           the Debt of Parent Guarantor owing to 31 GROUP, LLC may be secured on a pari passu basis with the Debt of Parent Guarantor under the Guaranty entered into by Parent Guarantor by all assets of Guarantor other than all Equity Interests of Borrower, DPS and U.S. Data held by Parent Guarantor, in which assets 31 GROUP, LLC may not obtain a Lien; and

(d)           Parent Guarantor shall be an express third-party beneficiary of this Section 2.12.

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Article III

The Collateral

Section 3.01           Grant of Security Interest.

Each Loan Party that is a party hereto hereby grants, pledges and assigns a security interest in the Collateral to Administrative Agent, on behalf of itself and each other Lending Party, to secure the prompt payment in full and performance when due of all of the Obligations. Each Loan Party that is a party hereto represents, warrants and covenants to the Lending Parties that: (a) the security interest granted by it herein is and shall at all times continue to be a perfected, first priority (except to the extent otherwise expressly provided in any Loan Document or expressly agreed to in writing by Administrative Agent) security interest in the Collateral (subject only to Permitted Liens); (b) it has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Liens; and (c) no effective security agreement, mortgage, deed of trust, financing statement (as that term is defined in the Uniform Commercial Code), or other security or Lien instrument covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens. If any Loan Party that is a party hereto shall acquire a commercial tort claim (as that term is defined in the Uniform Commercial Code), such Loan Party shall promptly notify Administrative Agent in a writing signed by such Loan Party of the details thereof and grant to Administrative Agent, on behalf of itself and Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Administrative Agent. If this Agreement is terminated, Administrative Agent’s Lien in the Collateral shall continue until all Obligations (other than Unasserted Obligations) are repaid in full. At such time as the Obligations (other than Unasserted Obligations) have been paid in full and the Lending Parties shall have received a release of all Claims from the Loan Parties, Administrative Agent shall, at Borrower’s sole cost and expense, release its Liens on the collateral the subject of all Collateral Documents.

Section 3.02           Administrative Agent’s Rights Regarding the Collateral.

(a)           If an Event of Default then exists, Administrative Agent may, (i) at any time in Administrative Agent’s own name or in the name of any Loan Party that is a party hereto, communicate with Account Debtors and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Administrative Agent’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper or other Collateral, and (ii) without prior notice to any Loan Party that is a party hereto, notify Account Debtors or other Persons obligated on any Collateral that Administrative Agent has a security interest therein and that payments shall be made directly to Administrative Agent. Upon the request of Administrative Agent, each Loan Party that is a party hereto shall so notify such Account Debtors and other Persons. Each Loan Party that is a party hereto hereby appoints Administrative Agent or Administrative Agent’s designee as such Person’s attorney at any time an Event of Default exists, with power to endorse such Person’s name upon any notes, acceptance drafts, money orders or other evidences of payment of Collateral.

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(b)           Each Loan Party that is a party hereto shall remain liable under any evidence of Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and neither Administrative Agent nor any Lender shall have any obligation or liability whatsoever to any Person under any such Collateral by reason of or arising out of the execution, delivery or performance of this Agreement or the other Loan Documents, and neither Administrative Agent nor any Lender shall be required or obligated in any manner (i) to perform or fulfill any of the obligations of any Loan Party that is a party thereto, (ii) to make any payment or inquiry thereunder, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Collateral.

(c)           In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Administrative Agent’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Administrative Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto, to Administrative Agent or to a custodian to hold on behalf of Administrative Agent. Upon the request of Administrative Agent, all Negotiable Collateral shall be delivered to Administrative Agent or a custodian for the benefit of Administrative Agent, duly endorsed as follows on the back of the signature page thereof or on a separate allonge affixed thereto:

Pay to the order of White Oak Global Advisors, LLC, as Administrative Agent

[VaultLogix, LLC

By:___________________________

Name:
Title: ]

(d)           Each Lending Party (through any of their respective officers, employees, or agents) shall have the right, from time to time upon reasonable prior notice during regular business hours (i) to inspect and examine the Books and Records and the Collateral, (ii) during the existence of an Event of Default, to communicate directly with any and all Account Debtors to verify the existence and terms of Collateral, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and Borrower shall permit any designated representative of any Lending Party to visit and inspect any of the properties of Borrower to inspect and to discuss its finances and properties and Collateral, during normal business hours. Without limiting the provisions of Section 6.10, each Loan Party that is a party hereto shall, with respect to any Collateral owned, leased or otherwise controlled by it, upon reasonable prior appointment during normal business hours, will:

(i)           provide access to such Collateral to Administrative Agent and its officers, employees and agents, as frequently as is commercially reasonable or, at any time an Event of Default exists, as frequently as Administrative Agent determines to be appropriate;

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(ii)           permit Administrative Agent or any of its officers, employees and agents to inspect, audit and make extracts and copies from all of such Loan Party’s Books and Records; and

(iii)           permit Administrative Agent to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any means that Administrative Agent considers reasonably advisable, and such Loan Party agrees to render to Administrative Agent, at Borrower’s sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto;

provided that, if an Event of Default shall have occurred and be continuing, no advance notice (whether during normal business hours or otherwise) shall be required, the rights in this clause (d) shall extend to each Lending Party and the Lending Parties shall have access at any and all times; provided further that, unless an Event of Default exists, the cost of only one such visit and inspection to exercise the rights in this clause (d) during any calendar year shall be borne by Borrower.

(e)           At any time that an Event of Default exists, Borrower, at its sole cost and expense, shall cause the certified public accountant(s) then engaged by Borrower to prepare and deliver to Administrative Agent at any time and from time to time, promptly upon Administrative Agent’s request therefor, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances with respect to all Accounts; and (iv) test verifications of such Accounts as Administrative Agent may request. Borrower, at its sole cost and expense, shall also cause such certified independent public accountants to deliver to Administrative Agent the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Administrative Agent shall be permitted to observe and consult with such accountants in the performance of these tasks.

(f)           Beyond the exercise of reasonable care to assure the safe custody of Collateral in Administrative Agent’s possession and the accounting for moneys actually received by Administrative Agent or any Lender hereunder, neither Administrative Agent nor any Lender shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

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Section 3.03           Grant of LIcense to Use Intellectual Property Collateral;
                                    Additional Intellectual Property.

Each Loan Party that is a party hereto hereby grants to Administrative Agent an irrevocable, non-exclusive license, exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Loan Party, to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person or applicable Laws; provided that such license will terminate on the date on which all Obligations (other than Unasserted Obligations) are paid in full; provided further that, upon the request of Administrative Agent (acting reasonably), the applicable Loan Party will use reasonable commercial efforts to obtain from any third party a security interest in any license of Intellectual Property granted by such third party to such Loan Party. In addition, on such periodic basis as Administrative Agent shall require, Borrower shall: (i) provide Administrative Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by each Loan Party that is a party hereto during the prior period; (ii) cause all Intellectual Property acquired or generated by each Loan Party that is a party hereto that is not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Loan Party’s ownership thereof; and (iii) cause to be prepared, executed, and delivered to Administrative Agent supplemental schedules to the applicable Collateral Documents to identify such Intellectual Property as being subject to the security interests created thereunder; provided that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered Copyrights (whether in existence on the Effective Date or thereafter acquired, arising, or developed) unless (A) Borrower provides Administrative Agent with written notice of its intent to register such Copyrights not less than thirty days prior to the date of the proposed registration, and (B) prior to such registration, the applicable Loan Party executes and delivers to Administrative Agent a copyright security agreement in form and substance satisfactory to Administrative Agent, supplemental schedules to any existing copyright security agreement or such other documentation as Administrative Agent reasonably deems necessary in order to perfect and continue perfected Administrative Agent’s Liens on such Copyrights following such registration.

Section 3.04           Authorization to File Financing Statements.

Each Loan Party that is a party hereto hereby authorizes Administrative Agent to file, without notice to any Loan Party that is a party hereto, financing statements under the Uniform Commercial Code with all appropriate jurisdictions to perfect, maintain, preserve or protect Administrative Agent’s and Lenders’ interest or rights hereunder or any Collateral Document in the Collateral the subject hereof or thereof, including a notice that any disposition of all or any such collateral that is not otherwise permitted hereunder, whether by any Loan Party that is a party hereto or any other Person, shall be deemed to violate the rights of Administrative Agent and Lenders hereunder and under applicable Laws. Without limiting the generality of the foregoing, each Loan Party that is a party hereto hereby: (a) authorizes Administrative Agent to file, without notice to any such Loan Party, financing statements under the Uniform Commercial Code with all appropriate jurisdictions listing all assets or all personal property of such Loan Party as the collateral covered by such financing statements; and (b) ratifies and approves the filing of any financing statements by or on behalf of Administrative Agent or any Lender (or any such Person’s predecessor(s)-in-interest) prior to the Effective Date against such Loan Party and listing the Collateral or all assets or all personal property of such Loan Party as the collateral covered by such financing statements.

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Article IV

Conditions to Effectiveness

Section 4.01           Conditions Precedent.

This Agreement shall become binding on the parties hereto upon, and the obligation of each Lender to make any Term Loans hereunder is subject to, the satisfaction of the following conditions precedent (all Loan Documents and other documents to be delivered to Administrative Agent or any other Lending Party pursuant to this Section 4.01 shall be subject to prior approval as to form and substance (including as to results) by Lenders, with delivery by a Lender of its signature page to this Agreement evidencing such Person’s acknowledgement that the conditions set forth in this Section 4.01 have been satisfied, unless otherwise waived in writing):

(a)           Receipt of Certain Documents. Administrative Agent shall have had delivered to it all of the following, each of which shall be, unless otherwise specified herein or otherwise required by Lenders, originals (or telefacsimiles or portable document format versions thereof (in either such case, promptly followed by originals thereof), each, to the extent to be executed by a Loan Party, properly executed by a Responsible Officer of such Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date), all in sufficient number as Administrative Agent shall separately identify (including, if specified by Administrative Agent, for purposes of the distribution thereof to Administrative Agent, Lenders and Borrower):

(i)           counterparts of: (A) this Agreement, duly executed by each of the parties hereto; (B) a Guaranty, duly executed by Parent Guarantor; (C) the Parent Guarantor Pledge Agreement, duly executed by Parent Guarantor; and (D) the Parent Guarantor Security Agreement, duly executed by Parent Guarantor;

(ii)          if requested by any Lender, a Note duly executed by Borrower in favor of such Lender evidencing any Term Loans made by such Lender to Borrower;

(iii)         counterparts of each of the other Loan Documents (including all applicable Collateral Documents), duly executed by each of the parties thereto, together with, as requested by Administrative Agent:

(A)           any certificated securities representing shares of Equity Interests owned by or on behalf of any Loan Party constituting Collateral as of the Effective Date, together with undated stock powers (or their equivalent) with respect thereto executed in blank;

(B)           any promissory notes and other instruments evidencing all loans, advances and other debt owed or owing to any Loan Party constituting Collateral as of the Effective Date, together with undated instruments of transfer with respect thereto executed in blank;

(C)           all other documents, including Uniform Commercial Code financing statements, required by applicable Laws or reasonably requested by any Lending Party to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents existing on the Effective Date; and

(D)           a Due Diligence Certificate with respect to each Loan Party, dated the Effective Date and duly executed by a Responsible Officer of the applicable Loan Party, together with results of a search of the Uniform Commercial Code (or equivalent) filings made and tax and judgment lien searches with respect to each of the Loan Parties in the jurisdictions required by Lenders and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been otherwise appropriately released or terminated;

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(iv)         such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party that is not a natural person as any Lending Party may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party;

(v)          such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in: (A) the State of its jurisdiction of organization or formation; and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)         a favorable opinion or opinions of counsel to the Loan Parties reasonably acceptable to Administrative Agent, addressed to each Lending Party, as to such matters as are reasonably required by Administrative Agent with respect to the Loan Parties, the Collateral and the Loan Documents;

(vii)        a certificate of a Responsible Officer of each Loan Party either: (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect; or (B) stating that no such consents, licenses or approvals are so required;

(viii)       a copy, certified by an appropriate Responsible Officer of Borrower, of the financial statements of Borrower referred to in Section 5.11;

(ix)          a certificate signed by a Responsible Officer of each Loan Party certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x)           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi)          a duly completed Compliance Certificate as of August 31, 2014, signed by an appropriate Responsible Officer of Borrower, which demonstrates that the aggregate initial principal balance of the Term Loans does not exceed three and one-half (3.50) times Consolidated EBITDA of Borrower and its Subsidiaries as of August 31, 2014 (calculated for the twelve months ended as of such date);

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(xii)         evidence that: (A) all commitments under any secured facilities not otherwise permitted under Section 7.03 have been terminated not later than the Effective Date, and all outstanding amounts thereunder paid in full; and (B) all Liens securing obligations under any secured facilities not otherwise permitted under Section 7.03 have been released and terminated not later than the Effective Date;

(xiii)        at least five Business Days prior to the date hereof, all documentation and other information required by regulatory authorities under “know your customer” and all Anti-Terrorism Laws, Money Laundering Laws and all “know your customer” Laws shall have been supplied to Administrative Agent and Lenders;

(xiv)        evidence that Parent Guarantor has consummated the Acquisition and is the sole holder of Equity Interests of Borrower; and

(xv)         ;such other assurances, certificates, documents, consents, reports or opinions as Administrative Agent or any other Lending Party may reasonably require.

(b)           No Material Adverse Change. Lending Parties, in their sole and absolute discretion, shall be satisfied that there has been no material adverse change in the business, condition (financial, business or otherwise), revenues, sales volume, assets, liabilities or operations of Borrower since the date of the financial statements of Borrower referred to in Section 5.11(a).

(c)           Truth and Correctness of Representations and Warranties; No Default. The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. No Default shall then exist or shall result, or could reasonably be expected to result, from the use of proceeds of the Term Loans on the Effective Date.

(d)           Payment of Fees. Borrower shall have paid: (i) all fees required to be paid to Administrative Agent, Lenders and White Oak on or before the Effective Date; and (ii) unless any Lending Party shall have agreed in writing to any delay in such payment, all fees, charges and disbursements of counsel to each Lending Party and White Oak to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute such Person’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final billing by such Lending Party or White Oak).

(e)           Other Matters. Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, documents or consents related to the foregoing as Administrative Agent or Required Lenders may reasonably require.

Notwithstanding anything to the contrary contained herein, this Agreement shall not become effective or be binding on any party hereto unless all of the conditions precedent to the effectiveness of this Agreement as specified in this Section 4.01 are satisfied at or before 11:00 a.m. on October 9, 2014.

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Administrative Agent shall promptly notify each Loan Party and each Lender of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. For purposes of determining compliance with the conditions specified in this Section 4.01 (but without limiting the generality of the provisions of Section 9.04), each Lending Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lending Party unless Administrative Agent shall have received notice from such Lending Party prior to the proposed Effective Date specifying its objection thereto.

Article V

Representations and Warranties

Borrower represents and warrants to each Lending Party that:

Section 5.01           Corporate Existence and Power.

Each of the Loan Parties and their respective Subsidiaries (other than, with respect to Section 5.01(a) and Section 5.01(c), any of the Loan Parties who are natural persons): (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); (b) has the power and authority and all governmental licenses, authorizations, consents and approvals: (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which each is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02           Corporate Authorization; No Contravention.

The execution and delivery by each of the Loan Parties and their respective Subsidiaries (to the extent any such Subsidiary is party hereto or to any other Loan Document), and the performance by each of the Loan Parties and their respective Subsidiaries of its obligations under, each Loan Document to which such Person is party have been (other than in the case of Loan Parties who are natural persons) duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) (other than in the case of Loan Parties who are natural persons) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under: (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary thereof or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each of the Loan Parties and their respective Subsidiaries are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that any failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

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Section 5.03           Governmental Authorization; Compliance with Laws.

(a)           Governmental Authorizations. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party of, or the performance by any Loan Party of its obligations under, any Loan Document to which it is a party other than (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect Liens created by the Loan Documents.

(b)           Compliance with Laws. Each Loan Party and each Subsidiary thereof are in compliance in all respects with the requirements of all Laws (including the Patriot Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which: (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing:

(A)           neither any Loan Party nor any Subsidiary thereof that is organized in the Unites States: (1) is, or is controlled by or is acting on behalf of, a Restricted Party; (2) has received funds or other property from a Restricted Party; or (3) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law;

(B)           each of the Loan Parties organized in the United States and each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws;

(C)           the operations of each Loan Party and its Subsidiaries are and have been conducted at all times in compliance with applicable Anti-Terrorism Laws and Money Laundering Laws and without violation of the Sanctions, and each Loan Party and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith; and

(D)           neither Borrower nor any of its Subsidiaries (or, to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative of Borrower or any of its Subsidiaries) is a Person currently the subject of any Sanctions, and neither Borrower nor any of its Subsidiaries is located, organized or resident in a country or territory that is the subject of any Sanctions. Borrower represents that it will not directly or indirectly use the proceeds of any Term Loan to fund any activities of or business with any Restricted Party or in any other manner that would result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions.

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(c)           Certain Actions. No Loan Party is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar Laws.

Section 5.04           Binding Effect.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application effecting enforcements of creditors’ rights or general principles of equity.

Section 5.05           Litigation.

Except as specifically disclosed on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary of any Loan Party that: (a) purport to affect or pertain to any Loan Document or any of the transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this any Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.

Section 5.06           No Defaults.

No Default exists or could reasonably be expected to result from the incurring of any Obligations by any Loan Party or from the grant and perfection of the Liens upon the collateral the subject of any Loan Document in favor of Administrative Agent. As of the Effective Date, no Loan Party is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under Section 8.01(e).

Section 5.07           Employee Benefit Plans.

(a)           Compliance with ERISA Generally. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. Each Plan which is intended to qualify under subsection 401(a) of the Code either (i) has obtained from the IRS a favorable determination letter from the IRS as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or (ii) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred that would cause the loss of such qualification.

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(b)           No Actions. There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           Certain Events. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Effective Date, would create an Event of Default under Section 8.01(i).

Section 5.08           Use of Proceeds.

Borrower shall use the proceeds of the Term Loans solely in accordance with Schedule 5.08.

Section 5.09           Title to Properties.

Borrower and each Subsidiary thereof have good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property necessary to the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10           Taxes.

Borrower, each Subsidiary thereof and each other Loan Party have filed all federal income and other material income tax returns and reports required to be filed, and have paid prior to delinquency all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which such Person that is not a natural person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP and with respect to which no notice of Lien has been filed in any filing office There is no proposed tax assessment against Borrower, any Subsidiary thereof or any other Loan Party that, if made, could reasonably be expected to have a Material Adverse Effect.

Section 5.11           Financial Condition.

(a)           Financial Statements.

(i)           The Audited Financial Statements: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the consolidated financial condition of Borrower as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show, on a consolidated basis, all material indebtedness and other liabilities, direct or contingent, of Borrower as of the date thereof, including liabilities for taxes, material commitments and Debt.

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(ii)           The unaudited consolidated balance sheet of Borrower dated August 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period ended on such date: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the consolidated financial condition of Borrower as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(b)           No Material Adverse Effect. Since the date of the Audited Financial Statements, no Material Adverse Effect has occurred.

Section 5.12           Environmental Matters.

Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties (and the business, operations and properties of each of its Subsidiaries), and as a result thereof Borrower has reasonably concluded that such Environmental Laws and Environmental Claims, individually or in the aggregate, do not, and could not reasonably be expected to, result in liabilities in excess of the Threshold Amount.

Section 5.13           Margin Regulations; Regulated Entities.

Neither Borrower nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of Borrower, any Subsidiary thereof or any Person controlling Borrower is an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Federal Power Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Debt.

Section 5.14           Swap Obligations.

Neither Borrower nor any Subsidiary thereof has incurred any outstanding obligations under any Swap Contracts, other than obligations under Swap Contracts expressly permitted hereby. Borrower has voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

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Section 5.15           Intellectual Property.

Borrower, each Subsidiary thereof and each other Loan Party owns or is licensed or otherwise has the right to use all of the Intellectual Property and other rights that are reasonably necessary for the operation of their respective businesses, except for those the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Borrower and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary thereof infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of Borrower, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.16           Equity Interests Held by Borrower; Equity Interests in Borrower.

As of the Effective Date: (a) Borrower has no Subsidiaries other than those listed on Schedule 5.16; and (b) Borrower holds no Equity Interests in any other Person other than those specifically disclosed on Schedule 5.16; and (c) the holders of all Equity Interests in Borrower are those listed on Schedule 5.16. All of the outstanding Equity Interests in Borrower and in each Subsidiary thereof have been validly issued and are fully paid and nonassessable.

Section 5.17           Insurance.

The properties of each Loan Party (other than any Loan Party who is a natural person) are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its Subsidiary operates.

Section 5.18           Collateral and Collateral Documents.

(a)           Enforceable and Perfected Security Interest. The provisions of this Agreement and each of the other Collateral Documents, when delivered, are effective to create in favor of Administrative Agent, for the benefit of the Lending Parties, a valid and enforceable security interest or other Lien in all right, title, and interest of each Loan Party that is a party thereto in the collateral described therein. Each such security interest or other Lien in favor of Administrative Agent, to the extent the same may be perfected by the filing of a Uniform Commercial Code financing statement or by control (within the meaning of the Uniform Commercial Code), has, except as otherwise expressly provided in any Collateral Document, been perfected (or will be perfected upon Administrative Agent’s filing of the applicable Uniform Commercial Code financing statements). Except as otherwise expressly provided herein or in any other Collateral Document, each security interest or other Lien in the Collateral described in any Collateral Document constitutes a perfected, first-priority security interest or other Lien in the subject Collateral, subject to no Liens other than Permitted Liens.

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(b)           Truth and Correctness of Representations and Warranties. All representations and warranties of each Loan Party in each Collateral Document are true and correct, provided that, if such representations and warranties expressly relate solely to a specified date, then such representations and warranties were true and correct as of such specified date.

Section 5.19           Labor Relations.

There are no strikes, lockouts or other material labor disputes against Borrower or any Subsidiary thereof, or to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against Borrower or any Subsidiary thereof or, to the knowledge of Borrower, threatened against any of them before any Governmental Authority. Except as set forth on Schedule 5.19: (a) Borrower is not a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of Borrower, no union organizing activities are taking place on any of the properties owned or operated by Borrower or any of its Subsidiaries.

Section 5.20           Solvency.

Borrower, as well as each Subsidiary thereof, is Solvent.

Section 5.21           Full Disclosure.

To the knowledge of Borrower after due inquiry of each Responsible Officer of Borrower, none of the representations or warranties made by any Loan Party in the Loan Documents to which it is a party as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the disclosure materials delivered by or on behalf of any Loan Party to Lending Parties (or any of the foregoing Persons) prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to any projections and forecasts provided by Borrower (whether with respect of Borrower or any other Loan Party): (a) Borrower represents that such projections and forecasts were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof; and (b) Lending Parties acknowledge that such projections and forecasts are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected or forecasted results.

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Article VI

Affirmative Covenants

So long as any Obligations (other than Unasserted Obligations) have not been repaid in full:

Section 6.01           Financial Statements.

Borrower shall deliver or shall cause to be delivered to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:

(a)           Annual Financial Statements. As soon as available, but in any event within one hundred five days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2014: (i) a consolidated balance sheet for Parent Guarantor and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Year (setting forth, in each case in comparative form, (A) the figures for the previous Fiscal Year and (B) the figures from Parent Guarantor’s budget for the current Fiscal Year), all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; (ii) an unaudited consolidating balance sheet for Parent Guarantor and its Subsidiaries as at the end of such Fiscal Year, and the related consolidating statements of income, shareholders’ (or members’) equity and cash flows for such Fiscal Year, certified by a Responsible Officer of Parent Guarantor as having been developed and used in connection with the preparation of the financial statements referred to in the immediately preceding clause (i); (iii) consolidated balance sheets from Borrower and each Applicable Guarantor as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Year (setting forth, in each case in comparative form, (A) the figures for the previous Fiscal Year and (B) the figures from such Person’s budget for the current Fiscal Year), all in reasonable detail and prepared in accordance with GAAP; and (iv) an unaudited consolidating balance sheet for Borrower, each Applicable Guarantor and their respective Subsidiaries as at the end of such Fiscal Year, and the related consolidating statements of income, shareholders’ (or members’) equity and cash flows for such Fiscal Year, certified by a Responsible Officer of such Person as having been developed and used in connection with the preparation of the financial statements referred to in the immediately preceding clause (iii);

(b)           Fiscal Quarter Financial Statements. As soon as available, but in any event within forty-five days after the end of each of the Fiscal Quarters (including the fourth Fiscal Quarter), unaudited consolidated and consolidating balance sheets for Borrower, each Applicable Guarantor and their respective Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Quarter and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (A) the figures for the corresponding portion of the previous Fiscal Year and (B) the figures from the corresponding portion of such Person’s budget for the current Fiscal Year), all in reasonable detail, such consolidated and consolidating statements to be certified by a Responsible Officer of such Person as fairly presenting the financial condition, results of operations, shareholders’ (or members’) equity and cash flows of Borrower, each Applicable Guarantor and their respective Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

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(c)           Fiscal Month Financial Statements. As soon as available, but in any event within thirty days after the end of each Fiscal Month (including the last Fiscal Month of each Fiscal Quarter and of each Fiscal Year), unaudited consolidated and consolidating balance sheets for Borrower, each Applicable Guarantor and their respective Subsidiaries as at the end of such Fiscal Month, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (A) the figures for the corresponding portion of the previous Fiscal Year and (B) the figures from the corresponding portion of such Person’s budget for the current Fiscal Year), all in reasonable detail, such consolidated and consolidating statements to be certified by a Responsible Officer of such Person as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower, each Applicable Guarantor and their respective Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)           Forecasts and Budgets. As soon as available, but in any event no later than the later of thirty days after the end of each Fiscal Year or five days following review and approval thereof by the Board of Directors (or similar entity) of Borrower: (i) forecasts prepared by the management of Borrower, in form satisfactory to Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows for Borrower and its Subsidiaries for the immediately following Fiscal Year (including for the Fiscal Year immediately following the Fiscal Year in which the Maturity Date occurs); and (ii) budgets prepared by the management of Borrower, in form satisfactory to Administrative Agent, for such new Fiscal Year; and

(e)           Calculation of Consolidated Excess Cash Flow. As soon as available, but in any event not later than forty-five days after the end of each Fiscal Quarters (including the fourth Fiscal Quarter in each Fiscal Year) commencing with Borrower’s Fiscal Quarter ending March 31, 2015, a Consolidated Excess Cash Flow Certificate signed by a Responsible Officer of Borrower.

Section 6.02           Certificates; Other Information.

Borrower shall deliver or cause to be delivered to Administrative Agent a sufficient number of copies for Administrative Agent to deliver to each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:

(a)           [Reserved.];

(b)           Compliance Certificate. Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of Section 6.01, a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Borrower;

(c)           Additional Accountant Reports. Promptly after any request by Administrative Agent or any other Lending Party, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary thereof, or any audit of any of them;

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(d)           Equity Interest Holder Reports and Certain Public Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Borrower and copies of all annual, regular, periodic and special reports and registration statements that Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e)           Debt Holder Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement that are not otherwise required to be furnished to Lending Parties pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)           Materials from or to Governmental Authorities. Promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each material notice or other correspondence received from, or delivered to, any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of any Loan Party or any Subsidiary thereof;

(g)           Changes in Officers and Directors. Promptly, and in any event within five Business Days of a Responsible Officer of Borrower becoming aware thereof, written notice of any change in the Persons constituting any of the officers, directors or managers of Borrower;

(h)           Tax Returns. No later than five Business Days after the date they are required to be filed (subject to any permitted extensions), copies of the executed and dated state and federal income tax returns of Borrower and each of its Subsidiaries and all related schedules, and copies of any extension requests;

(i)           Consolidated Leverage Ratio. On each of September 30, 2015, September 30, 2016 and August 31, 2017, a Consolidated Leverage Ratio Certificate setting forth (i) the calculations that Borrower used to determine Consolidated Leverage Ratio as of such date, and (ii) if Borrower did not maintain the maximum Consolidated Leverage Ratio required pursuant to Section 6.19(a) for such date, a calculation of the decrease in Consolidated Funded Debt that would have been required for Borrower to have been in compliance (the “Specified Amount”) plus the amounts that Borrower would be required to pay pursuant to Section 2.03(b)(ii) and Section 2.03(b)(iii) if Borrower had made a voluntary prepayment in an amount equal to the Specified Amount on such date (together with the Specified Amount, the “Specified Cure Amount”); and

(j)           Additional Information. Promptly upon (but no later than three Business Days after) request therefor by any Lending Party, such additional information (including budgets, sales projections, operating plans and other financial information and any information required to be delivered pursuant to the terms of the Patriot Act) regarding the business or the financial or corporate affairs of any Loan Party or any Subsidiary thereof or the compliance by Borrower or any Subsidiary thereof with the terms of the Loan Documents as Administrative Agent or any Lending Party may from time to time reasonably request.

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At the request of Administrative Agent, Borrower shall deliver or shall cause to be delivered all documents required to be delivered pursuant to Section 6.01 or Section 6.02(b) electronically (and in such format(s) as may be specified by such Lending Party (acting reasonably)). If such documents are so delivered, they shall be deemed to have been delivered on the date: (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower’s behalf on an Electronic Platform to which each Lending Party has access; provided that: (A) Borrower shall also deliver paper copies of such documents to Administrative Agent (or to any Lender upon its request) until such time, if at all, that a written direction to cease delivering paper copies is given by Administrative Agent or such Lender; and (B) Borrower shall notify each Lending Party (by telefacsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to in this paragraph, and in any event Administrative Agent shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03           Notices.

Borrower shall, upon any Responsible Officer of Borrower or any Subsidiary thereof becoming aware thereof, promptly notify each Lending Party in writing of:

(a)           Defaults. The occurrence of any Default;

(b)           Matters Involving a Material Adverse Effect. Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter arising from: (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; or (iv) the loss of all or any material portion of the Collateral;

(c)           ERISA Events. The occurrence of any ERISA Event (together with a copy of any notice to or from the PBGC regarding such ERISA Event);

(d)           Swap Contracts. Upon request from time to time of any Lending Party, the swap termination values thereof, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which any Loan Party is a party;

(e)           Labor Controversies. Any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party or any Subsidiary thereof;

(f)           Financial Matters. Any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary thereof;

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(g)          Certain Dispositions. Any Disposition of collateral the subject of any Collateral Document, or the incurrence of any Contractual Obligations with respect to any Disposition of collateral the Subject of any Collateral Document, contemplated by: (i) Section 7.05(e) or Section 7.05(f); or (ii) Section 7.05(a) or Section 7.05(i) if the aggregate cash and non-cash consideration (including assumption of Debt) in connection with such Disposition is (or could reasonably be expected to become) $300,000.00 or more, which notice shall identify the related purchaser(s), the anticipated closing date of such Disposition and the aggregate cash and non-cash consideration (including assumption of Debt) to be paid in connection with such Disposition;

(h)           Material Contracts. Any termination (other than termination upon expiry of the stated term of the agreement) or loss of a Material Contract, any default or event of default (however defined) under a Material Contract that gives the non-defaulting party the right to terminate such Material Contract, or any modification, amendment, or supplement to a Material Contract that reduces the aggregate expected revenue from such Material Contract in any Fiscal Year by an amount equal to or greater than $300,000.00; and

(i)           Notice of Restricted Payments. Any Restricted Payment made by Borrower, at least 30 days prior to the date such payment is made.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrower (or the other applicable Person) has taken or proposes to take with respect thereto. Each notice given pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

Section 6.04           Payment of Certain Obligations.

Borrower shall and shall cause each of its Subsidiaries to pay and discharge prior to delinquency all material tax liabilities, assessments and governmental charges or levies upon their respective properties, unless the same are being contested in good faith by appropriate proceedings timely instituted and diligently conducted by the applicable Person and such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP.

Section 6.05           Preservation of Existence, Etc.

Borrower shall and shall cause each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization except in a transaction expressly permitted by Section 7.04 or Section 7.05; (b) take all reasonable actions to maintain all rights, privileges, Permits, licenses and franchises necessary or desirable in the normal conduct of their respective businesses, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) preserve or renew all of their respective registered Intellectual Property, the non-preservation of which would have or could reasonably be expected to have a Material Adverse Effect.

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Section 6.06           Maintenance of Properties.

Borrower shall and shall cause each of its Subsidiaries to: (a) maintain, preserve and protect all of their respective material properties and material equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear and permitted Dispositions hereunder excepted; (b) make all commercially reasonable repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (a) and (b), except where the failure to do so does not have and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) use commercially reasonable efforts to operate the facilities owned, leased or operated by such Person now or in the future in a manner believed by such Person to be consistent with prevailing industry standards in the locations where the facilities exist from time to time, except to the extent failure to do so does not and could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain all records required to be maintained by all applicable Environmental Laws.

Section 6.07           Maintenance of Insurance.

Borrower shall and shall cause each of its Subsidiaries and all other Loan Parties to maintain, with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to their respective properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All property policies shall have a lender’s loss payable endorsement showing Administrative Agent, for the ratable benefit of the Lending Parties, as sole loss payee and waive subrogation against the Lending Parties, and all liability policies shall show Administrative Agent, on behalf of the Lending Parties, or have endorsements showing Administrative Agent, on behalf of the Lending Parties, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Administrative Agent, on behalf of the Lending Parties, at least thirty days’ notice before canceling, amending, or declining to renew its policy and ten days’ notice of any non-payment of premiums. At any Lending Party’s request, Borrower shall deliver certified copies of all of the insurance policies of Borrower and its Subsidiaries and evidence of all premium payments. Subject to the provisions hereof, proceeds payable under any policy shall, during the existence of an Event of Default, be payable to Administrative Agent on behalf of the Lending Parties on account of the Obligations. If any Loan Party that is a party hereto fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Administrative Agent or Lenders may make all or part of such payments or obtain such insurance policies required in this Section 6.07 and take any action under the policies that Lenders and Administrative Agent deem necessary or prudent.

Section 6.08           Compliance With Laws.

Borrower shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to them or to their respective properties or businesses, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings timely instituted and diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

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Section 6.09           Books and Records.

Borrower shall and shall cause each of its Subsidiaries to: (a) maintain proper Books and Records, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such Books and Records in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be.

Section 6.10           Inspection Rights; Lender Meetings.

Borrower shall and shall cause each of its Subsidiaries to permit representatives and independent contractors of Administrative Agent to visit and inspect any of their respective properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, members, managers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Person; provided that, unless an Event of Default exists, the cost of only one such visit and inspection per calendar year shall be borne by Borrower; provided further that, when an Event of Default exists, Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time and without advance notice and as many times as Administrative Agent may require. Borrower shall cause its senior management to hold meetings with Administrative Agent in person (if requested by Administrative Agent), on a semi-annual basis, to discuss the Loan Parties’ financial performance and projections. Borrower shall reimburse Administrative Agent if a Default then exists for all reasonable out-of-pocket expenses incurred in connection with Administrative Agent’s attendance at such meetings.

Section 6.11           Use of Proceeds.

Borrower shall use the proceeds of the Term Loans solely for the purposes set forth on Schedule 5.08.

Section 6.12           Collateral Accounts and Excluded Accounts.

Schedule 6.12 sets forth details with respect to all Collateral Accounts and Excluded Accounts of Borrower and its Subsidiaries in existence on the Effective Date. Borrower shall and shall cause each of its Subsidiaries to provide Administrative Agent five days (or such shorter period as Administrative Agent, in its sole discretion, may otherwise agree) prior written notice before: (a) establishing any Collateral Account or Excluded Account at or with any bank or other financial institution; or (b) terminating or otherwise materially modifying any Collateral Account or Excluded Account. In addition, for each Collateral Account that Borrower or any of its Subsidiaries at any time maintains, Borrower shall (except to the extent specifically not required by Administrative Agent in writing) cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Administrative Agent’s Lien, for the ratable benefit of each Lender, in such Collateral Account in accordance with the terms hereof and the Collateral Documents.

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Section 6.13           Financial Covenants.

(a)           Consolidated EBITDA. Borrower and its Subsidiaries, on a consolidated basis, shall maintain, as at the end of each Fiscal Quarter set forth below, Consolidated EBITDA (calculated as at the end of each such Fiscal Quarter for the fiscal period specified below) in an amount not less than the amount specified for the end of such Fiscal Quarter as set forth below:

Fiscal Quarter End/Fiscal Period	Minimum Consolidated EBITDA
December 31, 2014 for the four consecutive calendar months then ended multiplied by 3.00	$3,300,000.00
March 31, 2015 for the seven consecutive calendar month then ended multiplied by 1.71	$3,400,000.00
June 30, 2015 for the ten consecutive calendar months then ended multiplied by 1.20	$3,400,000.00
September 30, 2015 for the four consecutive Fiscal Quarters then ended	$3,500,000.00
December 31, 2015 and the end of each Fiscal Quarter occurring thereafter, in each case for the four consecutive Fiscal Quarters then ended	$3,600,000.00

(b)           Consolidated Leverage Ratio. Borrower and its Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Leverage Ratio not greater than the ratio specified for the end of such Fiscal Quarter as set forth below:

Fiscal Quarter End	Maximum Consolidated Leverage Ratio
December 31, 2014	3.70 to 1.00
March 31, 2015	3.60 to 1.00
June 30, 2015	3.50 to 1.00
September 30, 2015	3.25 to 1.00

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December 31, 2015	3.25 to 1.00
March 31, 2016	3.00 to 1.00
June 30, 2016	3.00 to 1.00
September 30, 2016	2.75 to 1.00
December 31, 2016	2.75 to 1.00
March 31, 2017 and the end of each Fiscal Quarter occurring thereafter	2.50 to 1.00

(c)           Cash and Cash Equivalents. Borrower and its Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter, the sum of (i) cash plus (ii) Cash Equivalents in an amount not less than $1,000,000.00.

(d)           Consolidated Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter, a Consolidated Fixed Charge Coverage Ratio not less than 1.00 to 1.00.

Section 6.14           Protection of intellectual property rights.

Borrower shall and shall cause each of its Subsidiaries to: (a) protect, defend and maintain the validity and enforceability of their respective Intellectual Property, except to the extent that the failure to do so does not and could not reasonably be expected to result in a Material Adverse Effect; (b) promptly advise Administrative Agent in writing of material infringements of their respective Intellectual Property; and (c) not allow any Intellectual Property material to the business of Borrower or any of its Subsidiaries to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent.

Section 6.15           Litigation Cooperation.

Borrower shall make available to Lending Parties, without expense to Lending Parties, each Loan Party and its officers, employees and agents and such Loan Party’s Books and Records, to the extent that any Lending Party may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against any Lending Party with respect to any collateral the subject of any Collateral Document or relating to such Loan Party.

Section 6.16           Erisa Compliance.

Borrower shall comply and shall cause each of its Subsidiaries to comply with the provisions of ERISA with respect to any Plans to which Borrower or any such Subsidiary is a party as employer.

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Section 6.17           Material Contracts.

Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 6.02(b), provide Administrative Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

Section 6.18           Further Assurances.

Promptly upon the written request by Administrative Agent, Borrower shall and shall cause each of its Subsidiaries to take such further acts (including the acknowledgement, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) carry out more effectively the purposes of this Agreement or any other Loan Document; (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including real property) acquired by Borrower or any Subsidiary thereof following the Effective Date; (c) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Loan Documents; and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lending Parties the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Loan Document or other document executed in connection therewith. Without limiting the generality of the foregoing, Borrower hereby agrees that, concurrently upon any Person becoming a Subsidiary of Borrower (notwithstanding any provision of this Agreement prohibiting the creation or acquisition of any such Subsidiary) following the Effective Date, Borrower shall cause such Person to: (i) enter into a Joinder Agreement or otherwise deliver a Guaranty; and (ii) enter into such Collateral Documents as shall be required by Administrative Agent or Required Lenders so as to create, perfect and protect a Lien in favor of Administrative Agent in all of the properties of such Person.

Section 6.19           Consolidated Leverage Ratio.

(a)           If, as of September 30, 2015, Borrower and its Subsidiaries maintain a Consolidated Leverage Ratio greater than 3.10 : 1.00, as of September 30, 2016, Borrower and its Subsidiaries maintain a Consolidated Leverage Ratio greater than 2.70 :1.00, or as of August 31, 2017, Borrower and its Subsidiaries maintain a Consolidated Leverage Ratio greater than 2.25 : 1.00, then by the date that is thirty (30) days after such date (the “Specified Date”), Borrower shall provide evidence, in form and substance to Administrative Agent, that (i) Borrower has increased the amount of cash on Borrower’s balance sheet resulting from Borrower’s operations in an amount at least equal to the Specified Cure Amount, (ii) Parent Guarantor has increased the amount of cash of Parent Guarantor’s balance sheet resulting from Parent Guarantor’s operations in an amount at least equal to the Specified Cure Amount, (iii) Parent Guarantor has sold or issued Equity Interests and the net cash proceeds of such sale or issuance are at least equal to the Specified Cure Amount, or (iv) Parent Guarantor has caused a letter-of-credit to be issued for the benefit of Administrative Agent by the Parent Guarantor Revolving Lender in an original face amount at least equal to the Specified Cure Amount (a “Specified Letter-of-Credit”).

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(b)           On the applicable Specified Date, Borrower shall prepay the Outstanding Amount of the Term Loans in an amount equal to the Specified Cure Amount as if Borrower had elected to make a voluntary prepayment pursuant to the provisions of Section 2.03(b); provided that, if Borrower has elected to require Parent Guarantor to cause a Specified Letter-of-Credit to be issued for the benefit of Administrative Agent, then, at any date on or after the applicable Specified Date, Administrative Agent may draw on such Specified Letter-of-Credit and apply the proceeds of such Specified Letter-of-Credit as if Borrower had elected to make a voluntary prepayment of the Outstanding Amount of the Term Loans pursuant to the provisions of Section 2.03(b) on the applicable Specified Date in an amount equal to the Specified Cure Amount.

Article VII

Negative Covenants

So long as any Obligations (other than Unasserted Obligations) have not been repaid in full, Borrower shall not and shall not permit any Subsidiary of Borrower directly or indirectly to do any of the following:

Section 7.01           Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following (collectively, “Permitted Liens”):

(a)           any Lien created in favor of any Lending Party under any Loan Document;

(b)           any Lien existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that: (i) the property encumbered thereby is not changed; (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           any Lien for tax liabilities, assessments and governmental charges or levies not yet due or to the extent that non-payment thereof is permitted by Section 6.04; provided that no notice of lien has been filed or recorded under the Code;

(d)           any landlord’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Lien arising in the ordinary course of business that is not overdue for a period of more than thirty days or that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any, in accordance with GAAP are set aside on the financial statements of the applicable Person;

(e)           any pledge or deposit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           any deposit to secure the performance of bids, trade contracts or leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

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(g)           any lease, sublease, easement, right-of-way, encroachment, restriction or other similar encumbrance affecting real property that, when aggregated with all other such Liens, is not substantial in amount, and that does not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment;

(i)            any Lien existing on any property prior to the acquisition thereof by Borrower or any Subsidiary thereof or existing on any property of any Person that becomes a Subsidiary of Borrower after the date hereof prior to the time such Person becomes a Subsidiary of Borrower; provided that: (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Borrower, as the case may be; (ii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary thereof; and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Borrower, as the case may be;

(j)           any Lien securing obligations in respect of a capital lease on the assets subject to such lease; provided that such capital lease is otherwise permitted hereunder;

(k)           any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower or any Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; and (ii) such deposit account is not intended by Borrower or any Subsidiary thereof to provide collateral to the depository institution;

(l)           any Lien securing Debt permitted under Section 7.03(d)(ii) to the extent that the aggregate amount of all Debt at any time outstanding secured by all such Liens does not exceed $300,000.00; provided that: (i) any such Lien does not at any time encumber any property other than the property financed by the related Debt; and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition thereof;

(m)          the right of a licensee under a license agreement entered into by Borrower or any Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of Borrower or any such Subsidiary; provided that, in the case of any such license granted by Borrower or any such Subsidiary on an exclusive basis: (i) such Person shall have determined in its reasonable business judgment that such intellectual property or other intangible assets are no longer useful in the ordinary course of business; (ii) such license is for the use of intellectual property or other intangible assets in geographic regions in which Borrower or any Subsidiary thereof does not have material operations or in connection with the exploitation of any product not then produced or planned to be produced by Borrower or any Subsidiary thereof; or (iii) such license is granted in connection with a transaction otherwise permitted by this Agreement in which a third party acquires the right to manufacture or sell any product covered by such intellectual property or other intangible assets from Borrower or such Subsidiary; provided further that, in the case of clauses (ii) and (iii) of this subsection (m), Borrower or such Subsidiary has determined that it is in its best economic interest to grant such license; and

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(n)           any Lien securing Permitted Subordinated Debt.

Section 7.02           Investments.

Make any Investments, except:

(a)           Investments in cash and Cash Equivalents;

(b)           Investments arising from transactions by Borrower or any Subsidiary thereof with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(c)           advances to officers, directors, shareholders, members, managers, partners or employees of Borrower or any Subsidiary thereof in the ordinary course of business consistent with past practices not to exceed, in the aggregate outstanding at any time, $150,000.00;

(d)           (i) on or after the Effective Date, Investments of Borrower or any Applicable Guarantor in any other Applicable Guarantor in an aggregate amount not to exceed $300,000.00 outstanding at any time for all such Persons; (ii) Investments of any Subsidiary in or to Borrower; (iii) Investments of Borrower or any wholly-owned Subsidiary thereof consisting of Equity Interests disclosed on Schedule 5.16; and (iv) following the Effective Date, Investments of Borrower or any wholly-owned Subsidiary thereof in any Person not a Subsidiary in an aggregate outstanding amount not to exceed $300,000.00 for all such Persons and $300,000.00 for any specific Person;

(e)           Investments made for the benefit of employees of Borrower or any Subsidiary thereof for the purposes of deferred compensation in the ordinary course of business in accordance with past practices;

(f)           Guarantees permitted by Section 7.03(c);

(g)           Investments consisting of Swap Contracts permitted by Section 7.03(d);

(h)           Investments consisting of Capital Expenditures permitted by Section 7.07; and

(i)           Investments permitted by Section 7.04(b).

Section 7.03           Debt.

Create, incur, assume or suffer to exist any Debt, except:

(a)           Debt under the Loan Documents;

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(b)           Debt outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that: (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(c)           Guarantees by Borrower or any Subsidiary thereof of Debt otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary thereof; provided that the aggregate outstanding amount of all such Guarantees shall not at any time exceed $300,000.00;

(d)           Debt in respect of: (i) capital leases in an aggregate amount outstanding at any time not to exceed $300,000.00; and (ii) purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j) and Section 7.01(l);

(e)           Permitted Subordinated Debt, if any;

(f)           Debt in respect of: (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self-insurance; (iii) completion, bid, performance, appeal or surety bonds issued for the account of Borrower or any Subsidiary thereof; (iv) taxes, assessments or other government charges not yet delinquent or which are being contested in compliance with Section 6.04; or (v) bankers’ acceptances and other similar obligations not constituting Debt for borrowed money; in each of the foregoing cases, to the extent incurred in the ordinary course of business; and

(g)           Swap Contracts solely to the extent such Swap Contracts: (i) are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that the aggregate swap termination values under all Swap Contracts otherwise permitted by this Section 7.03(g) shall not at any time exceed $300,000.00;

(h)           intercompany Debt of Borrower or any Subsidiary owing to and held by Borrower or any Subsidiary; provided that (i) if Borrower or any Applicable Guarantor is the obligor on such Debt and any Subsidiary (other than an Applicable Guarantor) is the obligee thereof, such Debt must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (including, with respect to any Applicable Guarantor, its obligations under Section 10.14), and (ii) Debt owed to Borrower or any Applicable Guarantor must be evidenced by an unsubordinated promissory note pledged to Administrative Agent under the applicable Collateral Document;

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(i)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Debt is promptly extinguished;

(j)           Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k)           Debt of Borrower or any of their Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, contribution, earnouts, purchase price adjustments and payments and similar obligations (including letters of credit, surety bonds or performance bonds securing any obligations of Borrower or any Subsidiary pursuant to such agreements) in connection with Dispositions otherwise permitted hereunder; and

(l)           Debt of Borrower or any of its Subsidiaries arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business.

In addition, neither Borrower nor any of its Subsidiaries shall maintain any Collateral Account other than in accordance with the provisions of Section 6.12.

Section 7.04            Fundamental Changes.

(a)           Engage in any material line of business other than a Related Business;

(b)           Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)           any Subsidiary of Borrower may merge with: (A) Borrower, provided that Borrower shall be the continuing or surviving Person; or (B) any one or more other Subsidiaries of Borrower, provided that, when any wholly-owned Subsidiary of Borrower is merging with another Subsidiary of Borrower, the wholly-owned Subsidiary of Borrower shall be the continuing or surviving Person; and

(ii)           any Subsidiary of Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary of Borrower; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of Borrower, then the transferee must either be Borrower or a wholly-owned Subsidiary of Borrower;

(c)           Make any voluntary, optional payment or prepayment on account of, or optional redemption or acquisition for value of any portion of, any Debt for borrowed money (other than that arising under: (i) the Loan Documents in accordance with the provisions thereof; and (ii) corporate credit cards to the extent such Debt is otherwise permitted under Section 7.03);

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(d)           Without at least thirty days’ prior written notice to Administrative Agent: (i) change its jurisdiction of organization; (ii) change its organizational structure or type; (iii) change its legal name; or

(e)           Create or acquire any Subsidiary.

Section 7.05           Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of used, obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of the management of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Subsidiaries, taken as a whole;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment to the extent that: (i) such property is exchanged for credit against the purchase price of similar replacement equipment; or (ii) the proceeds of such Disposition are reasonably promptly applied to the acquisition of such replacement equipment;

(e)           Dispositions permitted by Section 7.04(b);

(f)           (i) the unwinding of any Swap Contract; (ii) to the extent permitted hereunder, Restricted Payments; and (iii) to the extent permitted hereunder and otherwise constituting Dispositions, Investments;

(g)           Dispositions of cash and Cash Equivalents in the ordinary course of business;

(h)           Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business; and

(i)           Dispositions of property for cash consideration that are not otherwise permitted under this Section 7.05: to Persons who are not Affiliates of any Loan Party if:

             (i)           if such Disposition is to a Person who is not an Affiliate of any Loan Party;

             (ii)           (A) immediately prior to and immediately after giving effect to any such Disposition, there does not exist a Default; and (B) such Disposition could not reasonably be expected to result in a Default;

             (iii)           the aggregate fair market value of all assets so sold by Borrower and its Subsidiaries does not exceed $300,000.00 in any Fiscal Year ; and

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             (iv)           to the extent the Net Proceeds of such Disposition exceed, together with the other Dispositions permitted under Section 7.05(a), $300,000.00 in the aggregate for all such Dispositions in any Fiscal Year, such Net Proceeds are:

(A)           if and to the extent required by Section 2.03(c), applied within ninety days of receipt thereof by Borrower or any Subsidiary thereof to the repayment of the Obligations; or

(B)           otherwise, used within ninety days of receipt thereof by Borrower or any Subsidiary thereof to purchase property or make Investments otherwise permitted hereunder;

provided that a Responsible Officer of Borrower shall have notified Administrative Agent promptly after its determination to so apply or use the Net Proceeds and shall have certified the receipt of not less than fair market value for such property and the proper application of such Net Proceeds in accordance with this Section 7.05(i);

provided that any Disposition pursuant to any of the foregoing subsections of this Section 7.05 shall be for not less than fair market value.

Section 7.06           Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that: (a) each Subsidiary may make Restricted Payments to Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Borrower and to any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; (c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common Equity Interests or warrants or options to acquire any such common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests; and (d) so long as no Default then exists or could reasonably be expected to result by virtue of the making thereof, with respect to each tax year (or portion thereof) that Borrower is classified as a disregarded entity or partnership whose income is included in the taxable income of Parent Guarantor, Borrower may declare and make or pay dividend payments or other distributions with respect to its Equity Interests in an aggregate amount equal to the cash Taxes imposed on Parent Guarantor with respect to the income of Borrower.

Section 7.07           Capital Expenditures.

Make (whether in one transaction or a series of transactions) any Capital Expenditures in an aggregate amount for Borrower and its Subsidiaries in excess of $350,000.00 in any Fiscal Year (including the 2014 Fiscal Year, but excluding from such 2014 Fiscal Year Capital Expenditures made between January 1, 2014 and August 31, 2014).

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Section 7.08           Transactions With Affiliates.

Enter into any transaction of any kind with any Affiliate of Borrower, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or a Subsidiary of Borrower as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to: (a) transactions between or among Loan Parties; (b) Restricted Payments permitted hereunder; and (c) Guarantees permitted by Section 7.03(c).

Section 7.09           Burdensome Agreements.

(a)           Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that: (i) limits the ability: (A) of any Subsidiary of Borrower to make Restricted Payments to Borrower or to otherwise transfer property to Borrower; (B) of any Subsidiary of Borrower to Guarantee the Debt of Borrower; or (C) of Borrower or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided that this subclause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt under Section 7.03(b), Section 7.03(d) or Section 7.03(f) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

(b)           (i) Amend, supplement, modify, waive or alter (or agree to do so): (A) any of its material rights or material obligations, including any of the foregoing arising under any Material Contract, without the express prior written consent of Administrative Agent unless no Default exists or could reasonably be expected to result by virtue thereof; or (B) its Organizational Documents unless no Default exists or could reasonably be expected to result by virtue thereof; or (ii) terminate any Material Contract other than as a result of a material breach by the counterparty(ies) thereunder; or

(c)           (i) Pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to any officer, director, manager, equity holder or consultant of Borrower or any of its Subsidiaries, or any family member of any of the foregoing; (ii) without the prior written consent of Administrative Agent, increase the salary, bonus, commission, consultant fee or other compensation of any officer, director, manager, equity holder or consultant of Borrower or any of its Subsidiaries (or any family member of any of the foregoing) by more than 10.00% in any Fiscal Year, either individually or for all such Persons in the aggregate, or pay such an increase from any source other than profits earned in the year of payment without the prior written consent of Administrative Agent; provided that Administrative Agent’s consent shall not be required to the extent that such salaries, bonuses, commissions, consultant fees or other compensation, in the aggregate, do not exceed: (A) if a Default does not exist at the end of the related Fiscal Year, then (1) $4,300,000.00 for the Fiscal Year ending December 31, 2014 and (B) $6,200,000.00 for any Fiscal Year occurring thereafter; or (B) otherwise, $3,700,000.00 for any Fiscal Year.

Section 7.10           Use of Proceeds.

Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

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Section 7.11           Certain Governmental Regulations.

(a) Be or become subject at any time to any law, regulation, or list of any government agency (including the OFAC list) that prohibits or limits any Lending Party from making any loans or extensions of credit to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Lending Party at any time to enable such Lending Party to verify any Loan Party’s identity or to comply with any applicable Laws, including Section 326 of the Patriot Act.

Section 7.12           Disqualified Equity Interests.

(a) Issue any Disqualified Equity Interests, or (b) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of Borrower or any Subsidiary, except as permitted under Section 7.06.

Article VIII

Events of Default and Remedies

Section 8.01           Events of Default.

Each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a)           Non-Payment. Borrower or any other Loan Party fails to pay: (i) when and as required to be paid herein, any amount of principal of any Term Loan; (ii) within three Business Days after the same becomes due, any interest on any Term Loan or any fee due hereunder; or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants. (i) Borrower or any Subsidiary thereof fails to perform or observe: (A) any term, covenant or agreement contained in any of Section 6.01, Section 6.02, Section 6.03, Section 6.05, Section 6.07, Section 6.10, Section 6.11, Section 6.13, Section 6.18, Section 6.19 or Article VII; or (B) any other term, covenant or agreement contained in any Loan Document, which such failure is determined by Required Lenders (acting reasonably) not to be capable of being cured; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty; or

(c)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

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(d)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), Section 8.01(b) or Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen days; or

(e)           Cross-Default. Borrower or any Subsidiary thereof: (i) subject to any applicable cure period, fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (ii) subject to any applicable cure period fails to observe or perform any other agreement or condition relating to any such other Debt or contained in any document evidencing, securing or relating to any of the foregoing, or any other default or event occurs, the effect of which failure, default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or

(f)           Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)           Judgments. There is entered against any Loan Party or any Subsidiary thereof: (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

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(i)           ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all of the Obligations (other than Unasserted Obligations) and other than as a result of an action or inaction by Administrative Agent or any Lender, ceases to be in full force and effect other than in accordance with its terms; or any Loan Party or any other Person (other than a Lending Party) contests in any manner in writing the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)          Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority security interest (except as otherwise expressly provided in this Agreement or such Collateral Document and subject to Permitted Liens) in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, are not material to the Loan Parties, taken as a whole, or in respect of which the failure of the security interest therein to be a valid, perfected first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest could not in the reasonable judgment of Administrative Agent or Required Lenders be expected to have a Material Adverse Effect; or

(l)           Default Under Subordinated Debt Documents. Any Person (other than a Loan Party) to a document subordinating Permitted Subordinated Debt shall fail to observe or perform any covenant, condition or agreement contained in such document; or

(m)         Certain Actions. Any Loan Party or any of its senior officers is criminally indicted or convicted for (i) a felony, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property (including the Collateral) upon which such Loan Party has granted a Lien to Administrative Agent or the right to conduct a material part of its business; or

(n)          Collateral Access Agreements; Control Agreements. On or before the date that is: (i) thirty days following the Effective Date, Borrower fails to deliver or cause to be delivered to Administrative Agent a Collateral Access Agreement, duly executed by each of Borrower and the applicable landlord, with respect to the real property leased by Borrower and located in each of (A) Hammond, Louisiana, (B) Danvers, Massachusetts and (C) Toronto, Canada; and (ii) fifteen days following the Effective Date, Borrower fails to deliver or cause to be delivered to Administrative Agent a Control Agreement, duly executed by each Loan Party that is a party hereto and each depository institution at which such each such Loan Party maintains a Collateral Account, with respect to each Collateral Account of such Loan Party; or

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(o)          Change of Control. There occurs a Change of Control (other than the Acquisition); or

(p)          Material Contracts. A Material Contract is terminated prior to its original termination date, or any default or event of default (however defined) occurs under a Material Contract that permits the non-defaulting party to the Material Contract to terminate such contract; or

(q)          Material Adverse Effect. There occurs a Material Adverse Effect.

Section 8.02           Rights and Remedies.

(a)          Rights and Remedies Generally. While an Event of Default exists, Administrative Agent may (or, upon the request of the Required Lenders, shall), without notice or demand, do any or all of the following:

(i)           declare all Obligations (including the applicable Make-Whole Amount) immediately due and payable (but if an Event of Default described in Section 8.01(f) occurs, all Obligations (including any applicable Make-Whole Amount) shall immediately be due and payable without any action by Administrative Agent or any Lender);

(ii)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Administrative Agent or any Lender;

(iii)           settle or adjust disputes and claims directly with Account Debtors on accounts of any Loan Party that is a party hereto for amounts on terms and in any order that Administrative Agent considers advisable, notify any Person owing any Loan Party that is a party hereto money of Administrative Agent’s Lien on such funds, and verify the amount of such account. Each Loan Party that is a party hereto shall collect all payments in trust for Administrative Agent for the benefit of Lenders and, if requested by Administrative Agent, immediately deliver the payments to Lenders in the form received from the Account Debtor, with proper endorsement for deposit;

(iv)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Lien upon the Collateral. Each Loan Party that is a party hereto shall assemble the Collateral if Administrative Agent so requests and make it available as Administrative Agent so designates. Administrative Agent or any Lender may enter the premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to Administrative Agent’s Lien thereon and pay all expenses incurred. Each Loan Party that is a party hereto grants Administrative Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Administrative Agent’s or any other Lending Party’s rights or remedies;

(v)           apply to the Obligations any (A) balances and deposits of any Loan Party that is a party hereto that it holds, or (B) any amount held by Administrative Agent or Lenders owing to or for the credit or the account of any Loan Party that is a party hereto;

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(vi)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Administrative Agent is hereby granted a non-exclusive, royalty-free license or other right to use without charge, Borrower’s or any of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Administrative Agent for benefit of Lenders;

(vii)           place a “hold” on any account maintained with Administrative Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(viii)          demand and receive possession of the Books and Records of each Loan Party; and

(ix)            exercise all default rights and remedies available to Lending Parties under the Loan Documents or at law or equity, including all default remedies provided under the Uniform Commercial Code (including disposal of the collateral (including all Collateral) pursuant to the terms thereof).

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(b)           Power of Attorney. Each Loan Party that is a party hereto hereby irrevocably appoints Administrative Agent as its lawful attorney-in-fact, to: (i) if such Loan Party refuses to, or fails timely to execute and deliver any of the documents required to be delivered by it pursuant to the terms hereof, sign the name of such Loan Party on any of such documents; (ii) at any time that an Event of Default has occurred and is continuing, endorse such Loan Party’s name on any checks or other forms of payment or security, sign such Loan Party’s name on any invoice or bill of lading for any account or drafts against Account Debtors or sign such Loan Party’s name on any notices to Account Debtors; (iii) send requests for verification of Accounts; (iv) endorse such Loan Party’s name on any collection item that may come into Administrative Agent’s possession; (v) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Loan Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; (vi) at any time that an Event of Default has occurred and is continuing, take control, in any manner, of any item of payment or proceeds relating to any Collateral; (vii) at any time that an Event of Default has occurred and is continuing, prepare, file, and sign such Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral; (viii) at any time that an Event of Default has occurred and is continuing, receive, open and dispose of all mail addressed to such Loan Party, and notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (ix) at any time that an Event of Default has occurred and is continuing, use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral; (x) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper or General Intangibles directly with Account Debtors, for amounts and upon terms that Administrative Agent determines to be reasonable, and Administrative Agent may cause to be executed and delivered any documents and releases that Administrative Agent determines to be necessary; (xi) at any time file UCC-3 assignments reflecting Administrative Agent as assignee of such Loan Party with respect to any UCC-1 financing statements filed by such Loan Party in connection with Collateral; (xii) at any time that an Event of Default has occurred and is continuing, cause an Account Debtor’s insurers to add Administrative Agent as loss payee under the relevant insurance policy; (xiii) at any time that an Event of Default has occurred and is continuing, pay, contest or settle any Lien, charge or adverse claim in, to or upon any or all of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (xiv) at any time that an event of Default has occurred and is continuing, transfer any Collateral into the name of Administrative Agent for the benefit of Lenders or a third party as the Uniform Commercial Code permits; and (xv) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill such Loan Party’s obligations under this Agreement. Each Loan Party that is a party hereto hereby appoints Administrative Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than Unasserted Obligations) have been repaid in full. Administrative Agent’s foregoing appointment as the attorney-in-fact for each Loan Party that is a party hereto, and all of Administrative Agent’s rights and powers, being coupled with an interest, are irrevocable until all Obligations (other than Unasserted Obligations) have been fully paid and performed when due (as applicable).

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(c)           Protective Advances. If any Loan Party that is a party hereto fails to obtain the insurance required by the terms hereof or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement, any other Loan Document or otherwise, Administrative Agent or Lenders (or any of them), in its or their (as applicable) sole discretion, may obtain such insurance or make such payment (any such amount so paid by Administrative Agent or Lenders, a “Protective Advance”). Without limiting the generality of the foregoing, Administrative Agent or Lenders (or any of them) shall be authorized, in its or their (as applicable) sole discretion, to make Protective Advances on behalf of the Loan Parties (or any of them), if and to the extent that Administrative Agent or Lenders (or any of them), as applicable, deem such Protective Advances are necessary or desirable to preserve or protect Collateral or to enhance the collectability or repayment of the Obligations. Administrative Agent or any Lender which intends to make any Protective Advance shall use commercially reasonable efforts, to the extent practicable, to consult with Administrative Agent and/or the other Lenders (as applicable) prior to making any Protective Advance. Notwithstanding the foregoing, in no event shall Administrative Agent or any Lender have any duty or obligation to make any Protective Advance(s). All Protective Advances paid shall constitute expenses reimbursable under Section 10.04, shall be immediately due and payable, shall bear cash interest until paid at the then highest interest rate applicable to any of the Obligations and shall be secured by the Collateral. Required Lenders may at any time revoke Administrative Agent’s authority to make Protective Advances hereunder by written notice to Administrative Agent. Administrative Agent will use good faith commercially reasonable efforts (with no liability for failing to do so) to provide Borrower with notice of Administrative Agent or Lenders obtaining any insurance on behalf of Borrower or any other Loan Party at the time it is obtained or within a reasonable time thereafter. The making of any Protective Advances shall not be or be deemed to be an agreement to make Protective Advances in similar or different circumstances in the future and shall not operate or be deemed to operate as a waiver by Administrative Agent or any Lender of any Event of Default.

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(d)           Application of Funds.

(i)           No Loan Party shall have the right to specify the order or the accounts to which Administrative Agent shall allocate or apply any payments required to be made by Borrower to Administrative Agent on behalf of Lenders or otherwise received by Administrative Agent on behalf of Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(ii)           All payments, prepayments, and proceeds or collateral (including the Collateral) and any other amounts received on account of the Obligations shall be applied by Administrative Agent until exhausted in the following order:

(A)           first, to Administrative Agent, to pay all fees, costs, expenses and indemnification payments then due to Administrative Agent under the Loan Documents (excluding all Protective Advances made by Administrative Agent);

(B)           second, pro rata, to Administrative Agent and any Lender which has made a Protective Advance, to pay all Protective Advances made by such Persons;

(C)           third, pro rata, to the Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest (including interest at the Default Rate) on the Term Loans owing to Lenders;

(D)           fourth, pro rata, to the Lenders according to their respective Percentage Shares, to pay the Outstanding Amount of the Term Loans, pro rata, until such time as the Outstanding Amount of the Term Loans has been paid in full; and

(E)           fifth, pro rata, to Administrative Agent and the Lenders, to pay all remaining Credit Outstandings and other Obligations owing to Administrative Agent or any Lenders;

After payment in full of all Obligations (other than Unasserted Obligations), any surplus remaining shall be paid to Borrower or other Persons legally entitled thereto; if any deficiency exists, Borrower shall remain liable to Administrative Agent and Lenders for such deficiency. If Administrative Agent or any Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of any collateral (including the Collateral), Administrative Agent or such Lender, as applicable, shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Administrative Agent or such Lender of cash therefor.

(e)           Administrative Agent’s Liability for Collateral. So long as Administrative Agent and Lenders comply with reasonable banking practices regarding the safekeeping of any collateral the subject of the Collateral Documents, Administrative Agent and Lenders shall not be liable or responsible for: (i) the safekeeping of all or any such collateral; (ii) any loss or damage to all or any such collateral; (iii) any diminution in the value of all or any such collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of any collateral the subject of the Collateral Documents.

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(f)           No Waiver. Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent or such Lender thereafter to demand strict performance and compliance herewith or therewith. Administrative Agent and Lenders have all rights and remedies provided under the Uniform Commercial Code, by law, or in equity. Any amounts paid by Administrative Agent or any Lender on any Loan Party’s behalf as provided herein are expenses reimbursable under Section 10.04 and shall bear interest at the highest interest rate then applicable to any of the Obligations and shall be secured by the collateral the subject of the Collateral Documents. No payments by Administrative Agent or any Lender shall be deemed an agreement to make similar payments in the future or a waiver of any Event of Default by Administrative Agent or any Lender.

Article IX

Administrative Agent

Section 9.01           Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints White Oak to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Except for the provisions of Section 9.06, the provisions of this Article IX are solely for the benefit of Lending Parties, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02           Rights as a Lender.

If the Person serving as Administrative Agent hereunder is also a Lender, such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not Administrative Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if such Person were not Administrative Agent hereunder and without any duty to account therefor to any other Lending Party.

Section 9.03           Exculpatory Provisions.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a)          No Fiduciary Duties. Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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(b)          No Obligations Regarding Certain Actions. Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws;

(c)          Disclosure Obligations. Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(d)          Limitation on Liability. Shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01); or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default, unless and until a Loan Party, or a Lending Party provides written notice to Administrative Agent describing such Default. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.04           Reliance By Administrative AGent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Term Loans that by its terms must be fulfilled to the satisfaction of a specified Lending Party, Administrative Agent may presume that such condition is satisfactory to such Lending Party, unless Administrative Agent shall have received notice to the contrary from such Lending Party prior to the making of the Term Loans. Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

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Section 9.05           Delegation Of Duties.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents it appoints. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

Section 9.06           Resignation Of Administrative Agent.

Administrative Agent may at any time give notice of its resignation to Lending Parties and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, with, unless an Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lending Parties, appoint a successor Administrative Agent meeting the qualifications set forth in this Section 9.06; provided that, if Administrative Agent shall notify Lending Parties and Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of any Lending Party under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lending Party directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.06). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07           Non-reliance On Administrative Agent And Other Lenders.

Each Lending Party acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lending Party also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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Section 9.08           No Other Duties, Etc.

Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a “Documentation Administrative Agent,” “Co-Administrative Agent,” “Book Manager,” “Book Runner,” “Arranger,” “Lead Arranger,” “Co-Lead Arranger” or “Co-Arranger,” if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than: (a) in such Person’s capacity as: (i) Administrative Agent or a Lender hereunder; and (ii) an Indemnitee hereunder; or (b) under Section 9.05.

Section 9.09           Administrative Agent may File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of the Term Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lending Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Lending Parties and their respective agents and counsel and all other amounts due Lending Parties under Sections 2.04, Section 2.09 and Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lending Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.09 and Section 10.04. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lending Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lending Party or to authorize Administrative Agent to vote in respect of the claim of any Lending Party in any such proceeding.

Section 9.10           Guaranty Matters

Each Lending Party hereby: (a) irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (b) agrees that, upon request by Administrative Agent at any time, it will confirm in writing Administrative Agent’s authority to release any such Guarantor pursuant to this Section 9.10.

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Section 9.11           Collateral and Other Matters

(a)          Directions by Lenders. Each Lender hereby irrevocably authorizes and directs Administrative Agent: (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral Documents or the collateral the subject thereof that may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Collateral Documents; (iii) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than Unasserted Obligations); (B) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document; (C) subject to Section 10.01, if approved, authorized or ratified in writing by Required Lenders; or (D) in connection with any foreclosure sale or other disposition of any collateral the subject of any Collateral Document after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document to be senior to the Lien of Administrative Agent. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of collateral the subject of any Collateral Document pursuant to this Section 9.11.

(b)          Certain Actions by Administrative Agent. Subject to Section 9.11(a)(iii) and Section 9.11(a)(iv), Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Administrative Agent herein or pursuant hereto upon the applicable collateral; provided that: (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the collateral the subject of the Collateral Documents. In the event of any sale or transfer of any collateral the subject of any of the Collateral Documents, or any foreclosure with respect to any of the collateral the subject of any of the Collateral Documents, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c)          No Obligations Regarding Certain Actions. Administrative Agent shall have no obligation whatsoever to any Lending Party or any other Person to assure that all or any of the collateral the subject of the Collateral Documents exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the collateral the subject of the Collateral Documents, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, if Administrative Agent has an interest in the collateral the subject of the Collateral Documents by virtue of being one of the Lending Parties.

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(d)          Appointment of Lending Parties as Agents. Each Lending Party hereby appoints each other such Person as agent for the purpose of perfecting Administrative Agent’s or such Person’s security interest in assets that, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should any such Person (other than Administrative Agent) obtain possession of any collateral the subject of the Collateral Documents, such Person shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Article X

General Provisions

Section 10.01           Amendments, Etc.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders (or Administrative Agent at the written request of Required Lenders) and Borrower or the applicable Loan Party, as the case may be, with receipt acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)          Unless in writing and signed by Borrower, with receipt acknowledged by Administrative Agent, do any of the following:

(A)           increase, or extend the expiry of, the Commitment of any Lender (or reinstate any such Commitment to the extent terminated pursuant to Section 8.02) without the written consent of such Lender;

(B)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal (including PIK Interest), interest, any applicable Make-Whole Amount, fees or other amounts due to any Lender hereunder or under any other Loan Document, including any prepayments specified under Section 2.03, or reduce the amount due to any Lender on any such date, in each case without the written consent of such Lender;

(C)           reduce the principal of (including PIK Interest), or the rate of interest or the Make-Whole Amount specified herein on, any or all of the Term Loans or other amounts payable to any Lender hereunder or under any other Loan Document, in each case without the written consent of such Lender;

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(D)           amend any provision herein providing for consent or other action by Required Lenders without the written consent of Required Lenders;

(ii)           Unless in writing and signed by all Lenders and Borrower, with receipt acknowledged by Administrative Agent, do any of the following:

(A)           amend this Section 10.01, Section 2.09 or Section 8.02(d) or any provision herein providing for consent or other action by all Lenders; or

(B)          release, compromise or subordinate all or any portion of the collateral the subject of the Collateral Documents and securing the Obligations, except as otherwise expressly provided in any of the Collateral Documents, or amend the definition of the obligations secured by any of the Collateral Documents; or

(C)          increase the Aggregate Commitments;

(D)          release, compromise, subordinate or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Loan Documents; or

(E)          amend the definition of “Maturity Date” contained in Section 1.01;

(F)          amend the definition of “Required Lenders” contained in Section 1.01; or

(G)          amend Section 10.06(b)(v);

provided further that, notwithstanding anything to the contrary contained herein: (1) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to such Lenders as are otherwise required by this Section 10.1, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (2) no consent of Borrower shall be required with respect to any amendment or waiver described in Section 10.01(a)(i)(D), Section 10.01(a)(ii)(A) or Section 10.01(a)(ii)(F), if at the time of such amendment or waiver a Default exists.

(b)          This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(c)          This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.

(d)           Except as otherwise expressly provided in Article IV, this Agreement shall become effective when it shall have been executed and delivered by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or electronically in portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 10.02           Notices; Electronic Communications.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telefacsimile transmission or sent by approved electronic communication in accordance with Section 10.02(b), and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to Borrower, any Guarantor or Administrative Agent, to the address, telefacsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any Lender, to the address, telefacsimile number, e-mail address or telephone number specified in its Administrative Detail Form.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by telefacsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.02(b) shall be effective as provided in such subsection (b).

(b)           Electronic Communications.

               (i)          Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article II by electronic communication; provided further that, as of the date hereof, each Lender that is a party hereto confirms that it is capable of receiving notices under Article II by electronic communication. In furtherance of the foregoing, each Lender hereby agrees to notify Administrative Agent in writing, on or before the date such Lender becomes a party to this Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender). Each of Administrative Agent and Borrower may, in such Person’s discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless Administrative Agent otherwise prescribes:           (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)          Each Loan Party that is party hereto hereby acknowledges that: (A) Administrative Agent may make Specified Materials available to Lending Parties by posting some or all of the Specified Materials on an Electronic Platform; (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution; (C) the Electronic Platform is provided and used on an “AS IS,” “AS AVAILABLE” basis; and (D) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. Each Loan Party that is a party hereto further acknowledges that certain of the Lending Parties (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Subsidiaries or Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party that is a party hereto hereby agrees that: (1) all Specified Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Specified Materials “PUBLIC,” each Loan Party that is a party hereto shall be deemed to have authorized Lending Parties to treat such Specified Materials as not containing any material non-public information with respect to each Loan Party that is a party hereto or its securities for purposes of United States federal and state securities laws (provided that, to the extent such Specified Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Specified Materials marked “PUBLIC” may be made available through a portion of the Electronic Platform designated “Public Investor” (or words to similar effect); and (4) Administrative Agent shall be entitled to treat any Specified Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic Platform not designated “Public Investor” (or words of similar effect).

ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

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(iii)           Each Lender hereby agrees that notice to it in accordance with Section 10.02(b)(i) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials. EACH LENDER: (A) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY LOAN PARTY OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (B) CONFIRMS THAT: (1) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (2) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (3) TO THE EXTENT IT HAS SUCH A PERSON, IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAIL FORM A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

(c)           Change of Address, Etc. Borrower and Administrative Agent may change their respective address(es), telefacsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address(es), telefacsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to Borrower and Administrative Agent.

(d)           Reliance by Lending Parties. Lending Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party that is a party hereto even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party that is a party hereto. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03           No Waiver; Cumulative Remedies.

No failure by Administrative Agent or any other Lending Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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Section 10.04           Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. Borrower shall pay:           (i) subject to clause (ii) of this Section 10.04(a): (A) all reasonable out-of-pocket expenses (including all wire transfer and other bank charges incurred in connection with this Agreement) incurred by Administrative Agent, White Oak, Lenders and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of, or consents relating to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all out-of-pocket expenses incurred by Administrative Agent or any other Lending Party (including the fees, charges and disbursements of any counsel for Administrative Agent and any other Lending Party), and shall pay all fees and time charges for attorneys, who may be employees of Administrative Agent or any other Lending Party, in connection with the enforcement or protection of its rights: (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04; or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing) in respect of the Term Loans.

(b)          Indemnification by Borrower. Subject to Section 10.04(a), Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Term Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, any Subsidiary thereof or any other Loan Party, or any Environmental Claim or Environmental Liability related in any way to Borrower, any Subsidiary thereof or any other Loan Party; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any Subsidiary thereof or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted result from the gross negligence or willful misconduct of such Indemnitee. This Section 10.04(b) shall not apply to Taxes other than any Taxes that constitute losses, claims, damages, liabilities or expenses arising from any non-Tax action, claim, litigation, investigation or proceeding.

(c)           Reimbursement by Lenders. If Borrower for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or Section 10.04(b) to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on its Percentage Shares (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

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(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Loan Party that is a party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any of the Term Loans or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section 10.04 shall be payable not later than three Business Days after demand therefor.

(f)          Survival. The agreements in this Section 10.04 shall survive the resignation of Administrative Agent, the termination of the Aggregate Commitments and the payment in full, satisfaction or discharge of all other Obligations.

Section 10.05           Marshalling; Payments Set Aside.

Neither Administrative Agent nor any other Lending Party shall be under any obligation to marshal any asset in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any other Lending Party, or Administrative Agent or any other Lending Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any other Lending Party in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lending Party severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of each Lending Party under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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Section 10.06           Successors And Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lending Party, and no Lender may assign or otherwise transfer any of its rights or obligation hereunder except: (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06; (ii) by way of a participation recorded in a Participant Register in accordance with the provisions of subsection (d) of this Section 10.06; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06; and any other attempted assignment or transfer by any party hereto shall be null and void. Subject to Section 2.12(d), nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and each other Lending Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by any Lender. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (if any) and the Term Loans at the time owing to it, no minimum amount need be assigned;

(B)           in any case not described in the immediately preceding subclause (A), the aggregate amount of any Commitment (which, for this purpose, includes the Outstanding Amount of all Term Loans) or, if the applicable Commitment is not then in effect, the Outstanding Amount of all Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in such Assignment and Assumption, as of such “Trade Date”) shall not be less than $1,000,000.00, in the case of any assignment in respect of the Outstanding Amount of the Term Loans, unless (I) Administrative Agent consents (which consent shall not be unreasonably withheld or delayed) and (II) so long as a Default has not occurred and is continuing), Borrower consents (which consent shall not be unreasonably withheld or delayed); provided that Borrower shall be deemed to have consented to any such amount unless it shall have objected thereto by written notice to Administrative Agent within five Business Days following the date it receives notice of such amount.

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(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or Commitment assigned.

(iii)          Required Consents. No consent shall be required for any assignment other than:

(A)          any consent required by Section 10.06(b)(i)(B);

(B)          the consent of Borrower (which consent shall not be unreasonably withheld or delayed); provided that Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to Administrative Agent within five Business Days following the date it received notice of such assignment; provided further that no consent of Borrower shall be required under this Section 10.06(b)(iii)(B) if (I) a Default has occurred and is continuing or (II) such assignment is to an Eligible Assignee; and

(C)          the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) if such assignment is: (I) an assignment of a Commitment to a Person (irrespective of whether such Person is an Eligible Assignee) who does not then have a Commitment; or (II) an assignment of Term Loans to a Person that is not an Eligible Assignee.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided that Administrative Agent: (A) may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and (B) shall waive such processing and recordation fee in the case of any assignment by a Lender to an Eligible Assignee. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Detail Form.

(v)           No Assignment to any Loan Party. No such assignment shall be made to any Loan Party or any of its Affiliates or Subsidiaries.

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the assigning Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lending Party’s rights and obligations under this Agreement, such Lending Party shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07, Section 2.08 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver Notes to the assignee Lending Party. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

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Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents: (A) no Lender shall be required to comply with this Section 10.06(b) in connection with any assignment of all or any portion of its rights and other obligations under or relating to the Term Loans, this Agreement and the other Loan Documents to any Affiliate of such Lender (other than any Loan Party, any Affiliate thereof or a natural person) or any Approved Fund related to such Lender, and such Lender shall have no obligation to disclose any such assignment to any such Person; provided that such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder; (B) a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Term Loans, this Agreement and the other Loan Documents to a financial institution or other funding source (other than any Loan Party, any Affiliate thereof or any natural person) or any trustee or agent therefor in support of obligations owing by such Lender to such Person(s); and (C) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Term Loans, this Agreement and the other Loan Documents to its trustee (except if such trustee is any Loan Party, any Affiliate thereof or a natural person) in support of its obligation to its trustee; and (D) no pledge or grant of a security interest pursuant to the immediately preceding clauses (B) or (C) shall release the transferor Lender from any of its obligations hereunder or under any of the other Loan Documents and such Lender such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder.

(c)          Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive, and Borrower and Lending Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and each Lender at any reasonable time and from time to time upon reasonable prior written notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Administrative Agent a copy of the Register.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.08(d) with respect to any payments made by such Lender to its Participant(s).

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Any document pursuant to which a Lender sells such a participation shall provide that such Person shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such document may provide that such Person will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.07 and Section 2.08, (subject to the requirements and limitations therein) (it being understood that the documentation required under Section 2.08(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.07 or Section 2.08, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register complying with the requirements of Section 163(f) of the Code on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender owing to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

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Section 10.07           Treatment Of Certain Information; Confidentiality.

Administrative Agent and each other Lending Party each agrees to maintain the confidentiality of the Information, except that Information may be disclosed (including by means of the Electronic Platform): (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and funding and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to “Gold Sheets” or other similar bank trade publications; provided that such information consist solely of deal terms and other information customarily found in such publications; (g) unless an Event of Default has occurred and is continuing, subject to an agreement containing provisions substantially the same as those of this Section 10.07 to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party; (h) with the consent of Borrower; or (i) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to Administrative Agent, any Lending Party or any of their respective Affiliates on a non-confidential basis from a source other any Loan Party and not in contravention of this Section 10.07. For purposes of this Section 10.07, “Information” means all information (including financial information) received from any Loan Party relating to such Loan Party or its business, other than any such information that is available to Administrative Agent or any other Lending Party on a nonconfidential basis, and not in contravention of this Section 10.07, prior to disclosure by such Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07: (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (B) shall not disclose any financial information concerning any Loan Party or its business (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of the applicable Loan Party. Notwithstanding the foregoing, each Loan Party authorizes each Lending Party to make appropriate announcements of the financial arrangements entered into among the Loan Parties, Administrative Agent, and Lenders, including announcements which are commonly known as “tombstones,” in such publications and to such selected parties as each Lending Party may in its sole and absolute discretion deem appropriate.

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Section 10.08           Right Of Setoff.

If an Event of Default shall have occurred and be continuing, each of Lending Parties and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lending Party to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations to such Lending Party or such Affiliate, irrespective of whether or not such Lending Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lending Party different from the branch or office holding such deposit or obligated on such obligations. The rights of each Lending Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lending Party or its Affiliates may have. Each Lending Party agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. NOTWITHSTANDING THE FOREGOING, NO LENDING PARTY SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF BORROWER OR ANY OTHER LOAN PARTY HELD OR MAINTAINED BY SUCH LENDING PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF ADMINISTRATIVE AGENT.

Section 10.09           Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10           Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed and delivered by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or in portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 10.11           Survival Of Representations And Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Term Loan, and shall continue in full force and effect as long as any Term Loans or any other Obligations (other than Unasserted Obligations) have not been paid in full.

Section 10.12            Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13            Patriot Act Notice.

Each Lending Party that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lending Party) hereby notify Borrower and each other Loan Party that, pursuant to the requirements of the Patriot Act, they are each required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow such Lending Party or Administrative Agent, as applicable, to identify Borrower and each other Loan Party in accordance with the Patriot Act.

Section 10.14            Guaranty .

(a)          Guaranty. Each Affiliate of Borrower party hereto (each, an “Applicable Guarantor”) unconditionally and irrevocably guarantees to Administrative Agent and the other Lending Parties the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such proceeding.

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(b)          Separate Obligation. Each Applicable Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.14, executed at any time by such Applicable Guarantor in favor of Administrative Agent or any other Lending Party; and (ii) such Applicable Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10.14, and Administrative Agent and the other Lending Parties may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.14, at any time executed by such Applicable Guarantor in favor of Administrative Agent or any other Lending Party, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Applicable Guarantor acknowledges that, in providing benefits to Borrower, Lending Parties are relying upon the enforceability of this Section 10.14 and the Guaranteed Obligations as separate and distinct Debt of such Applicable Guarantor, and each Applicable Guarantor agrees that Lending Parties would be denied the full benefit of their bargain if at any time this Section 10.14 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Applicable Guarantors and shall in no way impair or adversely affect the rights or benefits of Lending Parties under this Section 10.14. Each Applicable Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Administrative Agent or any other Lending Party, evidencing such Applicable Guarantor’s obligations under this Section 10.14. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Applicable Guarantor, whether or not Borrower, any other Applicable Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Applicable Guarantor or any such other Person.

(c)          Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Applicable Guarantor’s liability with respect to the Guaranteed Obligations that Administrative Agent or any other Lending Party can enforce under this Section 10.14, Administrative Agent and the other Lending Parties by their acceptance hereof accept such limitation on the amount of such Applicable Guarantor’s liability hereunder to the extent needed to make this Section 10.14 fully enforceable and nonavoidable.

(d)          Liability of Applicable Guarantors. The liability of any Applicable Guarantor under this Section 10.14 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations (other than Unasserted Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Applicable Guarantor agrees as follows:

(i)           such Applicable Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Applicable Guarantor and shall not be contingent upon Administrative Agent’s or any Lending Party’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii)           this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii)           Administrative Agent and the other Lending Parties may enforce this Section 10.14 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Administrative Agent and the other Lending Parties, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

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(iv)           such Applicable Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Applicable Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v)           such Applicable Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Applicable Guarantor be exonerated or discharged by, any of the following events:

(A)           any proceeding under any Bankruptcy Law;

(B)           any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C)           any merger, acquisition, consolidation or change in structure of Borrower, any Subsidiary thereof or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

(D)           any assignment or other transfer, in whole or in part, of Administrative Agent’s or any Lending Party’s interests in and rights under this Agreement (including this Section 10.14) or the other Loan Documents;

(E)           any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Applicable Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F)           Administrative Agent’s or any other Lending Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G)           Administrative Agent’s or any Lending Party’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H)           Administrative Agent’s or any Lending Party’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

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(I)           any other guaranty, whether by such Applicable Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Administrative Agent or any other Lending Party.

(e)          Consents of Applicable Guarantors.           Each Applicable Guarantor herebyunconditionally consents and agrees that, without notice to or further assent from such Applicable Guarantor:

(i)           the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii)           the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Administrative Agent and the other Lending Parties (as applicable under the relevant Loan Documents) may deem proper;

(iii)           Administrative Agent and the other Lending Parties may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv)           Administrative Agent or the other Lending Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Applicable Guarantor against Borrower.

(f)          Applicable Guarantor’s Waivers. Each Applicable Guarantor waives and agrees not to assert:

(i)           any right to require Administrative Agent or any other Lending Party to proceed against Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Administrative Agent or any other Lending Party whatsoever;

(ii)           the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)           any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Guarantor or any other Person; omissions in the administration of the Guaranteed Obligations;

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(iv) any defense based upon Administrative Agent’s or any Lending Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v)           any rights to set-offs and counterclaims;

(vi)           without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable Laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.14; and

(vii)           any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Administrative Agent and the other Lending Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Applicable Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

(g)          Financial Condition of Borrower. No Applicable Guarantor shall have any right to require Administrative Agent or any other Lending Party to obtain or disclose any information with respect to: the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Administrative Agent or any other Lending Party or any other Person; or any other matter, fact or occurrence whatsoever. Each Applicable Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Administrative Agent or any other Lending Party with respect thereto.

(h)          Subrogation. Until the Guaranteed Obligations (other than Unasserted Obligations) shall be paid in full and the Aggregate Commitments shall be terminated, each Applicable Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 10.14, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.14; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Administrative Agent or any other Lending Party as against any Borrower or other Guarantors or any other Person, whether in connection with this Section 10.14, any of the other Loan Documents or otherwise. If any amount shall be paid to any Applicable Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations (other than Unasserted Obligations) shall not have been paid in full, such amount shall be held in trust for the benefit of Administrative Agent and the other Lending Parties and shall forthwith be paid to Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

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(i)          Subordination. All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Applicable Guarantor or to any other Subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Applicable Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than Unasserted Obligations) shall remain outstanding and unpaid, each Applicable Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Applicable Guarantor, directly or indirectly, or assets of Borrower or any other Applicable Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Applicable Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Applicable Guarantor Subordinated Debt (“Applicable Guarantor Subordinated Debt Payments”), except that, so long as an Event of Default does not then exist, any Applicable Guarantor shall be entitled to accept and receive payments on its Applicable Guarantor Subordinated Debt, in accordance with past business practices of such Applicable Guarantor and Borrower (or any other Applicable Guarantor) and not in contravention of any Law or the terms of the Loan Documents.

If any Applicable Guarantor Subordinated Debt Payments shall be received in contravention of this Section 10.14, such Applicable Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Administrative Agent and the other Lending Parties and shall be paid over or delivered to Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.14 after giving effect to any concurrent payments or distributions to Administrative Agent and the other Lending Parties in respect of the Guaranteed Obligations.

(j)          Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Applicable Guarantor until termination of the Aggregate Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Applicable Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Applicable Guarantor until actual receipt by Administrative Agent of written notice from such Applicable Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until 11:00 a.m. on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Administrative Agent, or any Lending Party hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lending Party in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

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(k)          Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Administrative Agent or any other Lending Party, whether as a result of proceedings under any Bankruptcy Law or otherwise. All losses, damages, costs and expenses that Administrative Agent, or any Lending Party may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Administrative Agent and the other Lending Parties contained in Section 10.04.

(l)          Substantial Benefits. The Credit Extensions provided to or for the benefit of Borrower hereunder by Lending Parties have been and are to be contemporaneously used for the benefit of Borrower and each Applicable Guarantor. It is the position, intent and expectation of the parties that Borrower and each Applicable Guarantor have derived and will derive significant and substantial benefits from the Credit Extensions to be made available by Lending Parties under the Loan Documents. Each Applicable Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Applicable Guarantor’s obligations under this Guaranty, such Applicable Guarantor will be Solvent.

(m)           KNOWING AND EXPLICIT WAIVERS. EACH APPLICABLE GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 10.14. EACH APPLICABLE GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH APPLICABLE GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Applicable Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Administrative Agent, when so instructed by Required Lenders, is hereby irrevocably authorized and empowered (in the name of Lending Parties or in the name of any Applicable Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Applicable Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Applicable Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Administrative Agent and the other Lending Parties; and each Applicable Guarantor shall promptly take such action as Administrative Agent (on instruction from Required Lenders) may reasonably request: (A) to collect the Applicable Guarantor Subordinated Debt for the account of the Lending Parties and to file appropriate claims or proofs of claim in respect of the Applicable Guarantor Subordinated Debt; (B) to execute and deliver to Administrative Agent such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Applicable Guarantor Subordinated Debt; and (C) to collect and receive any and all Applicable Guarantor Subordinated Debt Payments.

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Section 10.15           Time Of The Essence.

Time is of the essence of the Loan Documents.

Section 10.16           Governing Law; Jurisdiction; Etc.

(a)          Governing Law. This Agreement Shall Be Governed By, And Construed In Accordance With, The Laws Of The State Of New York, Without Regard To Principles Of Conflicts Of Law Other Than New York General Obligations Law 5-1401 And 5-1402).

(b)          Submission To Jurisdiction. Each Of The Parties Hereto Irrevocably And Unconditionally Submits, For Itself And Its Property, To The Nonexclusive Jurisdiction Of The Courts Of The Supreme Court Of The State Of New York Sitting In New York County In The Borough Of Manhattan And Of The United States District Court For The Southern District Of New York, And Any Appellate Court From Any Thereof, In Any Action Or Proceeding Arising Out Of Or Relating To This Agreement Or Any Other Loan Document To Which Each Is A Party, Or For Recognition Or Enforcement Of Any Judgment, And Each Of The Parties Hereto Irrevocably And Unconditionally Agrees That All Claims In Respect Of Any Such Action Or Proceeding May Be Heard And Determined In Such State Courts Or, To The Fullest Extent Permitted By Applicable Laws, In Such Federal Courts. Each Of The Parties Hereto Agrees That A Final Judgment In Any Such Action Or Proceeding Shall Be Conclusive And May Be Enforced In Other Jurisdictions By Suit On The Judgment Or In Any Other Manner Provided By Law. Nothing In This Agreement Or In Any Other Loan Document Shall Affect Any Right That Administrative Agent Or Any Other Lending Party May Otherwise Have To Bring Any Action Or Proceeding Relating To This Agreement Or Any Other Loan Document Against Any Loan Party Or Any Of Its Properties In The Courts Of Any Other Jurisdiction.

(c)          Waiver Of Venue. Each Of The Parties Hereto Irrevocably And Unconditionally Waives, To The Fullest Extent Permitted By Applicable Laws, Any Objection That It May Now Or Hereafter Have To The Laying Of Venue Of Any Action Or Proceeding Arising Out Of Or Relating To This Agreement Or Any Other Loan Document In Any Court Referred To In Subsection (b) Of This Section 10.16. Each Of The Parties Hereto Hereby Irrevocably Waives, To The Fullest Extent Permitted By Applicable Laws, The Defense Of An Inconvenient Forum To The Maintenance Of Such Action Or Proceeding In Any Such Court.

(d)          Service Of Process. Each Of The Parties Hereto Irrevocably Consents To Service Of Process In The Manner Provided For Notices In Section 10.02. Nothing In This Agreement Will Affect The Right Of Any Party Hereto To Serve Process In Any Other Manner Permitted By Applicable Laws.

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Section 10.17           Waiver Of Right To Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM.

[signature Pages Follow.]

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Borrower:

VaultLogix, LLC,

a Delaware limited Liability company

By:	/s/ Lawrence Sands
Name:	Lawrence Sands
Title:	Secretary

Applicable Guarantors:

Data Protection Services, L.L.C.,

a Delaware limited liability company

By:	/s/ Lawrence Sands
Name:	Lawrence Sands
Title:	Secretary

U.S. Data Security Acquisition, LLC,

a Delaware limited liability company

By:	/s/ Lawrence Sands
Name:	Lawrence Sands
Title:	Secretary

U.s. Data Security Corporation,

a Nevada corporation

By:	/s/ Lawrence Sands
Name:	Lawrence Sands
Title:	Secretary

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Administrative Agent:

White Oak Global Advisors, Llc,
a Delaware limited Liability company

By:	/s/ Barbara McKee
Name:	Barbara Mckee
Title:	Managing Member

Lenders:

Macquarie Us Trading Llc

By:	/s/ Robert M. Perdock
Name:	Robert M. Perdock
Title:	Managing Director

By:	/s/ Vincent Basulto
Name:	Vincent Basulto
Title:	Managing Director

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